Exhibit 99.1

Magyar Telecom B. V.

Financial Results

 for the three months period ended

31 March 2007

For more information please contact:

Invitel Zrt.	The Global Consulting Group
Robert Bowker, CA(SA), CFA	Kathy Price
Chief Financial Officer	Investor Relations
Tel: 36 1 801-1374	22 Cortland Street, 14th Floor
Email: bowkerr@invitel.co.hu	New York, NY 10007
Tel: +1-646-284-9430
Invitel Zrt.	Email: kprice@hfgcg.com
Péter Bezerédy, ACCA
Treasury Senior Manager
Tel: 36 1 801 1343
Email: bezeredyp@invitel.co.hu

Invitel Zrt.
Andrea Rába, ACCA
Financial Reporting Senior Manager
Tel: 36 1 801-1561
Email: rabaa@invitel.co.hu

www.invitel.hu/investors

Appendix

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED 31 MARCH 2007 PRESENTED IN EUROS (MATEL)

2

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This document includes forward-looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe”, “estimate”, “anticipate”, “expect”, “forecast”, “foresee”, “intend”, “may”, “plan”, “seek”, “project”, “should”, or “will”, or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this document and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that the actual results of our operations, financial condition and liquidity, and the development of the Hungarian telecommunications industry and Hungary in general may differ materially from those made in or suggested by the forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and the development of the Hungarian telecommunications industry and Hungary in general are consistent with the forward-looking statements contained in this document, those results or developments may not be indicative of results or developments in subsequent periods.

3

PRESENTATION OF GENERAL INFORMATION

In this document:

•                  “2004 Communications Act” refers to Act C of 2003 on Electronic Communications, which replaced the Act XL of 2001 on Communication effective 1 January 2004;

•                  “euro” or “€” refer to the lawful currency of the participating member states of the EU;

•                  “forint” or “HUF” refer to the lawful currency of Hungary;

•                  “U.S. dollar” or “$” refers to the lawful currency of the United States of America;

•                  “historical concession areas” refers to the areas in which Invitel or Hungarotel operated telecommunications concessions granted by the Hungarian government on an exclusive basis until November 2002;

•                  numbers of “lines” refer to numbers of fixed telecommunications line equivalents;

•                  the terms “we”, “us”, “our” and other similar terms refer to Matel or HTCC as the context may require and its consolidated subsidiaries; and

•                  “Cost of sales” includes mainly interconnect charges as well as other access type charges and sales commissions. Interconnect charges are the charges that we pay to other telecommunications operators in respect of calls and connections terminated on their networks when we provide our services to our mass market, business, government and other institutional customers.

4

SELECTED HISTORICAL FINANCIAL INFORMATION

On 27 April 2007 Hungarian Telephone and Cable Corp. (“HTCC”) acquired 100% of the shares of Matel Holdings N.V., the sole owner of Magyar Telecom B.V. (“Matel”), and thereby 99.98% of the shares of Invitel Távközlési Szolgáltató ZRt. (“Invitel”) (“the Acquisition”). In connection with the Acquisition, on 27 April 2007, HTCC Holdco II B.V. (“HTCC Holdco II”), a wholly owned subsidiary of HTCC, issued Floating Rate Senior Notes (“the 2007 Notes”), in the aggregate principal amount of EUR 200.0 million and from the proceeds refinanced debt of certain of its operating subsidiaries and paid a portion of the consideration for the Acquisition and related fees and expenses. Upon the closing of the Acquisition, HTCC Holdco II transferred its operating subsidiaries to Matel and assigned to Matel all of the indebtedness and other obligations of HTCC Holdco II under the Notes.  Simultaneously with the closing of the Acquisition, the existing credit facilities of Invitel (of which Matel is a guarantor) were refinanced.  The Acquisition and the other transactions described above are referred to as the “Transactions”.

HTCC is required to file annual, quarterly and current reports with the SEC and the financial statements contained in its annual and quarterly reports must be presented in accordance with U.S. GAAP rather than IFRS. We anticipate that for future periods, as permitted by each of the indentures governing the Notes, our €142,000,000 aggregate principal amount of 10¾% Senior Notes due 2012 (the “2004 Notes”) and the €125,000,000 aggregate principal amount of Floating Rate Senior PIK Notes due 2013 (originally issued by Invitel Holdings N.V. and assumed by our parent, Holdco I B.V., in connection with the Acquisition) (the “PIK Notes”), we will comply with our annual, quarterly and current reporting requirements by providing to the note holders (i) the annual, quarterly and current reports of HTCC filed with the SEC on the relevant date of filing and (ii) within 120 days following the end of each of our fiscal years Matel’s statutory financial statements. The annual and quarterly reports filed by HTCC will only contain certain key financial information about Matel on a stand alone basis. HTCC is not an obligor under the Notes.

To facilitate review of our performance during the transitory period prior to our change in reporting, we have included the following financial information in this quarterly report:

•                  the interim unaudited consolidated financial information of Matel as of and for the three months ended 31 March 2007 and 2006 presented in accordance with International Financial Reporting Standards (“IFRS”);

•                  the interim unaudited consolidated financial information of HTCC as of and for the three months ended 31 March 2007 and 2006 presented in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”); and

•                  the unaudited summary pro forma combined financial information of the combined business as of and for the three months ended 31 March 2007,  after giving effect to the Transactions, presented in accordance with U.S. GAAP.

We encourage you to read the information contained in this section in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

5

Magyar Telecom B.V. (Matel)

The following tables provide a summary of the interim consolidated financial information of Matel as of and for the three months ended 31 March 2007 and 2006. The summary interim consolidated financial information as of and for the three months ended 31 March 2007 and 2006 should be read in conjunction with the interim consolidated financial statements of Matel as of and for the three months ended 31 March 2007 and 2006. The interim consolidated financial statements of Matel and the accompanying notes thereto have been prepared in accordance with IFRS (see “Presentation of Financial Information”). IFRS differs in certain significant respects from U.S. GAAP.

	Three months ended 31 March
	2007	2006
	(in thousands of euro)
Statement of Operations Data:
Operating revenue:
Mass Market Voice	18,004	20,305
Mass Market Internet	7,435	5,875
Business	15,609	10,464
Wholesale	8,222	6,484
Total operating revenue	49,270	43,128

Cost of sales	(15,296)	(11,301)
Gross margin	33,974	31,827

Operating expenses	(13,471)	(11,987)
Depreciation and amortization	(10,107)	(9,217)
Cost of restructuring (1)	(162)	(184)
Profit (loss) from operations	10,234	10,439

Financial income (2)	2,877	3,419
Financial expenses (3)	(6,883)	(24,270)
Net profit (loss) before tax	6,228	(10,412)

Income taxes	(2,151)	1,256
Net profit (loss) after tax	4,077	(9,156)

Attributable to:
Equity Holders of the Parent	4,076	(9,153)
Minority Interest	1	(3)
	4,077	(9,156)

Average foreign exchange rate for the three months ended(in HUF per €)	HUF254.22/€1.00	HUF254.70/€1.00

(1)                      Restructuring costs are related to the reorganization of processes and the organizational structure, including consolidating locations of the business across geographical areas in 2006.

(2)                      Financial income include interest income, foreign exchange gain, fair value changes of interest rate swap contracts, fair value changes of forward contracts and fair value changes of hedged items and securities.

(3)                      Financial expenses include interest expense, amortisation of deferred borrowing costs, accretion of bond discount, foreign exchange loss, fair value changes of interest rate swap contracts, fair value changes of forward contracts, fair value changes of hedged items and securities and extinguishment of debt expenses.

6

Year ended 31 December	As of and for the three months ended 31 March
2006	2007	2006
(in thousands of euro)
Balance Sheet Data (at period end):
Cash and cash equivalents plus Investment in securities	13,608	8,058	25,443
Net working capital (4)	(18,145)	(13,623)	(10,301)
Total assets	348,240	341,896	326,931
Third party debt (5)	256,624	250,683	265,204
Related party subordinated loan (6)	18,580	19,016	17,327
Liabilities relating to derivative financial instruments	2,327	2,624	4,778
Total equity	31,225	36,752	14,438
Other Data:
EBITDA (7)	72,099	20,341	19,656
Recurring EBITDA (8)	78,433	20,933	21,340
Pro-forma LTM recurring EBITDA (9)	78,433	78,026	–
Capital expenditures (10)	(23,650)	(7,657)	(6,446)
Net interest expense (11)	(25,319)	(5,639)	(5,239)
Net third party debt (12)	243,016	242,625	239,761
Net third party debt to pro-forma LTM recurring EBITDA (13)	3.1	x	3.1	x	–
Cash Flow Data:
Net cash flow provided by operating activities	46,183	8,131	8,902
Net cash flow (used in) provided by investing activities	(46,485)	(7,306)	(6,070)
Net cash flow provided by (used in) financing activities	(14,299)	(6,791)	(3,857)
Net (decrease) increase in cash and cash equivalents	(15,504)	(5,550)	(3,669)
Computation of free cash flow before debt service:
Cash flow provided by operating activities	46,183	8,131	8,902
Cash interest paid (14)	25,647	10,010	9,375
Net cash flow used in investing activities (other than change in investment in securities and excluding the purchase of subsidiaries)	(22,619)	(7,306)	(6,070)
Free cash flow before debt service	49,211	10,835	12,207
Operating Data: (15)
In our Historical Concession Areas
Number of Lines:
Mass Market	315,810	307,011	332,992
Business	32,401	35,358	32,974
Total	348,211	342,369	365,966

Outside our Historical Concession Areas
Number of Contracts:
Mass Market Voice Contracts	161,423	187,606	104,967
Business contracts using direct access	401	421	306
Business contracts using indirect access	2,497	2,578	1,578
Total	164,321	190,605	106,851
Nationwide
Number of DSL Contracts:
Mass Market	77,490	84,340	58,095
Business	5,675	6,155	4,576
Wholesale	4,258	4,654	3,502
Total	87,423	95,149	66,173

(4)                      We define net working capital as total current assets (excluding cash and cash equivalents and investments in securities) less current liabilities (excluding the current portion of interest-bearing borrowings).

(5)                      Third party debt excludes related party subordinated loan and liabilities relating to derivative financial instruments and includes bond discount, deferred borrowing cost and liabilities arising from finance lease obligations.

(6)                      Includes accrued interest on related party subordinated loan.

7

(7)                      We define EBITDA as net profit/(loss) plus income taxes, net of financial income and financial expenses and depreciation and amortisation. Other companies in our industry may calculate EBITDA in a different manner. EBITDA is not a measurement of financial performance under IFRS or U.S. GAAP and should not be considered as an alternative to net gain or to cash flow from operating, investing or financing activities, as a measure of liquidity or an indicator of our operating performance or any other measures of performance derived in accordance with IFRS or U.S. GAAP. Although depreciation and amortisation are non-cash charges, the assets being depreciated and amortised will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. In addition, EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments. Management uses EBITDA as a tool for various purposes including measuring and evaluating our financial and operational performance, making compensation decisions, planning and budgeting decisions and financial planning purposes. We believe that the presentation of EBITDA is useful for investors because it reflects management’s view of core operations and cash flow generation upon which management bases financial, operational and planning decisions and presents measurements that investors and their lending banks have indicated to management are important in assessing us and our liquidity. Management compensates for the shortcomings of this measure of financial performance by utilising it in conjunction with financial measures under IFRS and U.S. GAAP.

EBITDA is reconciled to net profit (loss) after tax as follows:

	Year ended 31 December	For the three months ended 31 March
	2006	2007	2006
	(in thousands of euro)
Net profit (loss) after tax	€3,766	€4,077	€(9,156)
Income taxes	1,663	2,151	(1,256)
Net financial result (i)	28,715	4,006	20,851
Depreciation and amortisation	37,955	10,107	9,217
EBITDA	72,099	20,341	19,656

(i)                Net financial result includes financial income and financial expense.

(8)                      We define Recurring EBITDA as EBITDA plus the cost of restructuring, due diligence expenses, management fees paid to our shareholders, non-cash share-based compensation to our executives and other non-recurring items and, with respect to the year ended 31 December 2006 and the three months ended 31 March 2006, Euroweb EBITDA from 1 January 2006 through 31 May 2006 and for the three months from 1 January 2006 through 31 March 2006, respectively. The same considerations set forth in footnote (7) above with respect to the uses and limitations of EBITDA apply to Recurring EBITDA.

EBITDA is reconciled to Recurring EBITDA as follows:

	Year ended 31 December	For the three months ended 31 March
	2006	2007	2006
	(in thousands of euro)
EBITDA	€72,099	€20,341	€19,656
Cost of restructuring	1,813	162	184
Management fee to shareholders	576	137	131
Due diligence expenses	425	112	297
Universal Service Fund (i)	(466)	—	—
Share based compensation	673	—	—
Management bonuses	1,034	—	—
Other	506	181	—
Euroweb EBITDA 1 January 2006 through 31 May 2006 (ii)	1,773	—	1,072
Recurring EBITDA	78,433	20,933	21,340

(i)   The 2004 Communications Act defines universal service as basic communications services which must be made available to all customers at an affordable price.  Universal service includes:  providing access to the fixed line telephone network of a specified minimum quality, operating public payphones with regulated density, issuing a public directory of subscribers, providing operator services and providing free emergency calls.

(ii)          Euroweb was acquired by Invitel in May 2006. The EBITDA for Euroweb for the first five months of 2006 which was not included in Matel’s financial statements for the year ended 31 December 2006 and for the three months ended 31 March 2006 is included in Recurring EBITDA.

(9)                      We calculate pro-forma LTM Recurring EBITDA as latest twelve months (“LTM”) EBITDA of Invitel as at 31 March 2007 plus LTM Recurring EBITDA of Euroweb. The same considerations set forth in footnote (7) above with respect to the uses and limitations of EBITDA apply to pro-forma LTM Recurring EBITDA for the year ended 31 December 2006 and for the three months ended 31 March 2006, respectively.

8

(10)                Capital expenditure represents purchase of property, plant and equipment and intangible assets from our cash flow statement.

(11)                Net interest expense equals interest expense (excluding interest on related party subordinated loan) less interest income and excludes amortization of deferred borrowing costs, accretion of bond discount and extinguishment of debt expenses.

(12)                Net third party debt equals third party debt less cash and cash equivalents and investments in securities.

(13)                Net third party debt to latest twelve months Recurring EBITDA is calculated as net third party debt divided by latest twelve months Recurring EBITDA.

(14)                Cash interest paid differs from net interest expense as follows: (i) cash interest paid excludes interest income realised on cash deposits; (ii) it includes shareholder loan related interest payments; and (iii) it excludes interest charges on an accrual basis.

(15)                All operating data excludes Euroweb for all periods. Invitel purchased Euroweb in May 2006.

9

Hungarian Telephone and Cable Corp. (“HTCC”)

The following tables provide a summary of the interim consolidated financial information of HTCC as of and for the three months ended 31 March 2007 and 2006. The summary interim consolidated financial information as of and for the three months ended 31 March 2007 and 2006 should be read in conjunction with the interim consolidated financial information of HTCC as of and for the three months ended 31 March 2007 and 2006 on Form 10-Q filed with the SEC on 25 May 2007. The interim consolidated financial statements of HTCC and the accompanying notes thereto have been prepared in accordance with U.S. GAAP (see “Presentation of Financial Information”).

We encourage you to read the information contained in this section in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in thousands)
Statement of Operations Data:
Operating revenue:
Mass Market Voice and Internet (1)	8,025	7,394
Business	17,542	17,500
Wholesale	23,571	20,564

Total operating revenue	49,138	45,458

Cost of sales (2)	(20,715)	(18,087)

Gross margin	28,423	27,371

Operating expenses (3)	(14,294)	(12,780)
Depreciation and amortization	(7,444)	(6,294)

Profit (loss) from operations	6,685	8,297

Financial income (4)	3,564	2,364
Financial expenses (5)	(63,161)	(10,855)

Net profit (loss) before tax	(52,912)	(194)

Income taxes	(1,739)	(811)

Net profit (loss) after tax	(54,651)	(1,005)

Average foreign exchange rate for the three months ended(in HUF per $)	HUF192.61/$1.00	HUF211,53/$1.00

(1)          Mass Market Voice and Internet revenue includes residential voice and residential Internet revenue but excludes SoHo revenue, which is included in Business revenue.

(2)          Cost of sales includes interconnect charges and access type charges but excludes sales commissions, which are included in operating expenses.

(3)          Operating expenses represent selling, general and administrative expenses as reflected in HTCC’s consolidated financial statements.

(4)          Financial income includes interest income, foreign exchange gain, fair value changes of interest rate swap contracts and other items.

(5)          Financial expenses include interest expense, amortisation of deferred borrowing costs, foreign exchange loss, fair value changes of interest rate swap contracts and other items. HTCC had derivative financial instruments with a negative non-cash effect of $44.3 million for the three months ended 31 March 2007. As described in (9), on 28 March 2007, TDC exercised its warrants for 2.5 million shares in exchange for its $25,000,000 Notes (the “TDC Notes”). HTCC recorded a non-cash expense of $15.1 million and $0.1 for the three months ended 31 March 2007 and 2006, respectively, relating to the change in the fair market value of the warrants.

10

	Year ended 31 December	As of and for the three months ended 31 March
	2006	2007	2006
	(as restated)		(as restated)
	($ in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents (6)	30,644	28,650	37,287
Net working capital (7)	(12,482)	(4,337)	(3,462)
Total assets	332,754	344,467	296,746
Third party debt (8)	150,968	152,563	185,262
Short-term debt due to TDC (9)	24,657	—	—
Liabilities relating to derivative financial instruments (5)	13,050	44,059	—
Total equity	86,974	88,779	68,361

Other Financial Data:
EBITDA (10)	58,707	14,129	14,591
Recurring EBITDA (11)	55,711	14,800	15,159
Capital expenditures (12)	(23,590)	(4,196)	(3,660)
Net interest expense (13)	(13,554)	(3,230)	(3,220)
Net third party debt (14)	132,174	135,923	158,878

Cash Flow Data:
Net cash flow provided by operating activities	44,598	145	15,605
Net cash flow (used in) provided by investing activities	(18,476)	(3,952)	(3,618)
Net cash flow provided by (used in) financing activities	(24,354)	1,120	(93)
Net (decrease) increase in cash and cash equivalents	3,711	(2,154)	11,301

Computation of free cash flow before debt service:
Cash flow provided by operating activities	44,598	145	15,605
Cash interest paid (15)	12,135	3,446	2,822
Net cash flow used in investing activities (other than change in investment in securities)	(18,476)	(3,952)	(3,618)
Free cash flow before debt service	38,257	(361)	14,809

Operating Data:
In our Historical Concession Areas
Number of Lines:
Mass Market	113,593	110,166	122,830
Business	23,016	22,512	24,276
Total	136,609	132,678	147,106

Outside our Historical Concession Areas
Number of Contracts:
Mass Market Voice Contracts	30,284	39,158	17,352
Business contracts using direct access	38,185	39,006	35,725
Business contracts using indirect access	20,305	20,901	12,215
Total	88,774	99,056	65,292

Nationwide
Number of DSL Contracts:
Mass Market	8,833	10,608	3,924
Business	2,900	4,549	1,792
Wholesale	1,117	1,511	190
Total	12,850	16,668	5,906

(6)          Cash and cash equivalents include restricted cash.

(7)          We define net working capital as total current assets (excluding cash and cash equivalents and restricted cash) less current liabilities (excluding the current instalment of long-term debt and short-term debt).

(8)          Third-party debt excludes short-term debt due to TDC and liabilities relating to derivative financial instruments and includes finance lease liabilities.

(9)          Short-term debt due to TDC includes notes payable (the “TDC Notes”) in an aggregate amount of $25 million with detachable warrants (the “Warrants”). The TDC Notes were due 31 March 2007 and bore interest at LIBOR plus 3.5%. The Warrants enabled the holder to purchase 2.5 million shares of HTCC common stock at an exercise price of $10 per share. TDC exercised the Warrants on 28 March 2007 and, as a result, there were 15,453,872 shares of HTCC stock outstanding as of 28 March 2007 and all debt outstanding under the TDC Notes was extinguished. In connection with the Acquisition, approximately 962,000 shares of HTCC common stock were issued to certain management investors. As a result, HTCC has approximately 16.4 million shares outstanding as at 31 March 2007.

11

(10)    We define EBITDA as net profit (loss) plus income taxes, net of financial income and financial expenses and depreciation and amortisation. Other companies in our industry may calculate EBITDA in a different manner. EBITDA is not a measurement of financial performance under IFRS or U.S. GAAP and should not be considered as an alternative to net gain or to cash flow from operating, investing or financing activities, as a measure of liquidity or an indicator of our operating performance or any other measures of performance derived in accordance with IFRS or U.S. GAAP. Although depreciation and amortisation are non-cash charges, the assets being depreciated and amortised will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. In addition, EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments. Management uses EBITDA as a tool for various purposes including measuring and evaluating our financial and operational performance, making compensation decisions, planning and budgeting decisions and financial planning purposes. We believe that the presentation of EBITDA is useful for investors because it reflects management’s view of core operations and cash flow generation upon which management bases financial, operational and planning decisions and presents measurements that investors and their lending banks have indicated to management are important in assessing us and our liquidity. Management compensates for the shortcomings of this measure of financial performance by utilising it in conjunction with financial measures under IFRS and U.S. GAAP.

EBITDA is reconciled to net profit (loss) after tax as follows:

	Year ended 31 December	For the three months ended 31 March
	2006	2007	2006
	($ in thousands)
Net profit (loss) after tax	21,124	(54,651)	(1,005)
Income taxes	6,088	1,739	811
Net financial result(i)	5,358	59,597	8,491
Depreciation and amortisation	26,137	7,444	6,294

EBITDA	58,707	14,129	14,591

(i)    Net financial result includes financial income and financial expense.

(11)    We define Recurring EBITDA as EBITDA plus the cost of restructuring, due diligence expenses, non-cash share-based compensation, certain Sarbanes-Oxley compliance expenses and non-recurring items minus profit on sale of dark fibre. The same considerations set forth in footnote 11 above with respect to the uses and limitations of EBITDA apply to Recurring EBITDA.

EBITDA is reconciled to Recurring EBITDA as follows:

	Year ended 31 December	For the three months ended 31 March
	2006	2007	2006
	($ in thousands)
EBITDA	58,707	14,129	14,591
Cost of restructuring	700	—	51
Due diligence expenses	494	860	—
Universal Service Fund(i)	(1,236)	—	—
Share based compensation	586	(57)	517
Sarbanes-Oxley compliance(ii)	600	—	—
Profit on sale of dark fibre	(4,140)	(132)	—

Recurring EBITDA	55,711	14,800	15,159

(i)             The 2004 Communications Act defines universal service as basic communications services which must be made available to all customers at an affordable price.  Universal service includes:  providing access to the fixed line telephone network of a specified minimum quality, operating public payphones with regulated density, issuing a public directory of subscribers, providing operator services and providing free emergency calls.

(ii)          The Sarbanes-Oxley compliance represents certain costs related to first time implementation work which are not expected to be incurred in future compliance periods.

(12)    Capital expenditure represents acquisition of telecommunications network equipment and intangibles from our cash flow statement.

(13)    Net interest expense equals interest expense less interest income and includes amortisation of deferred borrowing costs.

(14)    Net third-party debt equals third party debt less cash and cash equivalents

(15)    Cash interest paid differs from net interest expense as follows: (i) cash interest paid excludes interest income realised on cash deposits; (ii) it excludes the amortization of deferred borrowing costs and (iii) it excludes the non-cash interest expense of the TDC Notes.

12

Summary Unaudited Pro Forma Combined Financial Information

The following table sets out certain of our unaudited summary pro forma combined financial information as of and for the three months ended 31 March 2007. Such pro forma financial information is presented after giving effect to the Transactions. For the purpose of preparing the unaudited pro forma combined financial information, the historical financial information of Matel for the three months ended 31 March 2007 has been translated from Euros to U.S. dollars at an exchange rate of €1.3155=$1.00 for both the statements of operations and the balance sheet, and adjustments have been made for certain differences between IFRS and U.S. GAAP.

Our summary unaudited pro forma statement of operations data illustrates the effect of the Transactions as if they had occurred on 1 January 2006. Our unaudited summary pro forma balance sheet data illustrates the effect of the Transactions as if they had occurred on 31 March 2007.

Our summary unaudited pro forma combined financial information has been prepared for illustrative purposes only and, because of its nature, may not give a true picture of the financial position or results that we could have achieved had the Transactions occurred on the dates indicated or that we will achieve in the future. The summary unaudited pro forma financial information has not been prepared in accordance with Article 11 of Regulation S-X.

For the purpose of preparing the summary unaudited pro forma combined financial information, the historical financial information of Matel for the three months ended 31 March 2007 has been translated from HUF to euro at an exchange rate of €1 = HUF 249.95 for the pro forma statement of operations data.

Pro Forma for the three months ended ended 31 March 2007
($ in thousands)
Pro Forma Statement of Operations Data:
Mass Market (1)	41,793
Business	38,208
Wholesale	31,847
Total Revenue	$111,848
Cost of sales (2)	(38,671)
Gross Margin	73,177
Operating expenses (3)	(26,953)
Depreciation and amortisation	(25,953)
Cost of restructuring	(216)
Profit (loss) from operations	20,055
Financial income (4)	7,413
Financial expenses (5)	(26,811)
Transaction related hedging expenses	(64,092)
Net profit (loss) before tax	(63,435)
Income taxes	7,009
Minority interest	(1)
Net profit (loss) after tax	$(56,427)

(1)             Mass Market revenue excludes SoHo revenue from HTCC, which is included in Business revenue, while Matel includes SoHo customers in Mass Market Voice.

(2)             Cost of sales includes interconnect charges, access type charges for both Matel and HTCC and furthermore includes sales commissions and other cost of sales.

(3)             Operating expenses include estimated continuing cost reduction of €4.8 million relating to the integration of the businesses.

(4)             Financial income includes interest income, foreign exchange gain and fair value changes of interest rate swap contracts.

(5)             Financial expenses include interest expense, amortisation of deferred borrowing costs, accretion of debt discount, foreign exchange loss, fair value changes of interest rate swap contracts, fair value changes of forward contracts and fair value changes of hedged items and securities.

13

	Pro Forma for the three months ended, or as at, 31 March 2007
	($ in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents plus investment in securities	31,601
Net working capital (6)	(40,098)
Total assets	1,056,972
Third-party debt (7)	763,821
Cash pay third-party debt (8)	592,515

Other Financial Data:
EBITDA (9)	46,008
Recurring EBITDA (10)	47,458
Annualized Recurring EBITDA (11)	189,832
Annualized Cash interest expense (12)	(72,479)
Net third-party debt (7)	732,220
Cash-pay net third-party debt (8)	560,914
Ratio of Annualized Recurring EBITDA to annualized cash interest expense	2.6	x
Ratio of net third-party debt to Annualized Recurring EBITDA	3.9	x
Ratio of cash pay net third-party debt to Annualized Recurring EBITDA	3.0	x

(6)             We define net working capital as total current assets (excluding cash and cash equivalents, restricted cash and investments in securities) less current liabilities (excluding the current portion of interest-bearing borrowings and short-term debt).

(7)             Net third-party debt equals third-party debt less cash and cash equivalents, as follows:

Pro Forma 31 March 2007
($ in thousands)
Current instalments of long-term debt	$31,500
TDC Notes	—
Long-term debt excluding current instalments	741,611
Total debt per Pro Forma Balance Sheet	773,111
Exclusion of TDC Notes	—
Deferred borrowing costs	(9,290)
Third Party Debt	763,821
Cash & cash equivalents	(31,601)
Net third-party debt	732,220
PIK Note and accrued interest, net of discount	(171,306)
Cash pay net third-party debt	$560,914

(8)    Cash pay third-party debt equals third party debt excluding the PIK Notes.

(9)             We define EBITDA as net profit/(loss) plus income taxes, results from investments, net of financial income and financial expenses, plus loss on extinguishment of HTCC senior debt, plus transaction related hedging expenses, and depreciation and amortisation. Other companies in our industry may calculate EBITDA in a different manner. EBITDA is not a measurement of financial performance under U.S. GAAP and should not be considered as an alternative to net gain or to cash flow from operating, investing or financing activities, as a measure of liquidity or an indicator of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Although depreciation and amortisation are non-cash charges, the assets being depreciated and amortised will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. In addition, EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments. Management uses EBITDA as a tool for various purposes including measuring and evaluating our financial and operational performance, making compensation decisions, planning and budgeting decisions and financial planning purposes. We believe that the presentation of EBITDA is useful for investors because it reflects management’s view of core operations and cash flow generation upon which management bases financial, operational and planning decisions and presents measurements that investors and their lending banks have indicated to management are important in assessing us and our liquidity. Management compensates for the shortcomings of this measure of financial performance by utilising it in conjunction with financial measures under IFRS and U.S. GAAP.

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EBITDA is reconciled to net profit (loss) after tax as follows:

Pro Forma 31 March 2007
($ in thousands)
Net profit (loss) after tax	$(100,487)
Minority interest	1
Income taxes	(7,009)
Net financial result(i)	19,398
Transaction related hedging expenses	108,152
Depreciation and amortisation	25,953
EBITDA	$46,008

(i)               Net financial result includes financial income and financial expenses.

(10)       We define Recurring EBITDA as EBITDA plus the cost of restructuring, due diligence expenses, management fees paid to our shareholders, non-cash share-based compensation to our executives, certain Sarbanes-Oxley compliance expenses and non-recurring items (as reflected in the Recurring EBITDA of Matel and HTCC) and further including for continuing cost reductions synergies resulting from the Acquisition and the Business Combination. The same considerations set forth in footnote (8) above with respect to the uses and limitations of EBITDA apply to Recurring EBITDA.

Recurring EBITDA is recorded as follows:

Pro Forma 31 March 2007
($ in thousands)
EBITDA	$46,008
Matel Recurring EBITDA adjustments	779
HTCC Recurring EBITDA adjustments	671
Recurring EBITDA	$47,458

(11)       Annualized Recurring EBITDA is calculated by multiplying Recurring EBITDA by four.

(12)       Cash interest expense is comprised of interest expense for the Senior Credit Facilities, the 2004 Notes and the 2007 Notes.

15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with the unaudited consolidated interim financial statements of Matel for the three months ended 31 March 2007, including the accompanying notes and the unaudited consolidated interim financial statements of HTCC on Form 10-Q for the quarter ended 31 March 2007. The unaudited consolidated interim financial statements and the accompanying notes of Matel have been prepared in accordance with IFRS and the unaudited consolidated interim financial statements of HTCC have been prepared under U.S. GAAP. Some of the information in the discussion and analysis below includes forward-looking statements that involve risks and uncertainties.

Magyar Telecom B.V. (Matel)

Overview

Business

We are the second largest fixed line telecommunications services provider in Hungary. We are the incumbent provider of fixed line telecommunications services to residential and business customers in the geographical areas where we operated under exclusive licences until the end of 2002 (our “historical concession areas”), where we have a dominant market share based on the number of lines.  Our historical concession areas cover 1.4 million people, representing approximately 14% of Hungary’s population. We also provide fixed line telecommunications services as an alternative operator in the remainder of Hungary either by connecting customers to our backbone network, or through the use of carrier selection (“CS”) or carrier pre-selection (“CPS”) services.

Our nationwide network provides businesses in Budapest and 16 other major urban centres in Hungary outside our historical concession areas with direct access to our voice, data and Internet services.  We estimate that these centres account for approximately 80% of Hungary’s gross domestic product outside our concession areas and represent a corresponding amount of the fixed line telecommunications revenue generated by businesses in Hungary. We believe that our network presence and the recent liberalisation of the Hungarian telecommunications market, among other factors, provide us with market share and revenue growth opportunities for our voice, data and Internet services. We also offer services to customers outside our network through indirect access using the infrastructure of other access providers.

Our total revenue and recurring EBITDA were €49.3 million and €20.9 million, respectively, for the three months period ended 31 March 2007 and €43.1 million and €21.3 million, respectively, for the three months period ended 31 March 2006. We have generated free cash flow before debt service of €10.8 million for the three months ended 31 March 2007.

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Three months ended 31 March 2007 compared with the three months ended 31 March 2006

The calculated average forint / euro exchange rate for the three months ended 31 March 2007 was HUF 254.2 per €1.0, as compared to a calculated average forint / euro exchange rate of HUF 254.7 per €1.0 for the three months ended 31 March 2006, representing a 0.2% strengthening of the forint against the euro.

The closing forint / euro exchange rate at 31 March 2007 was HUF 250.0 per €1.0 and the closing forint / euro exchange rate at 31 March 2006 was HUF 268.0 per €1.0.

Total Revenue and Gross Margin

	Three months ended 31 March			Three months ended 31 March
	2007	2006	% change	2007	2006	% change
	(unaudited)			(unaudited)
	(euros in thousands)			(forints in millions)
Mass Market Voice	18,004	20,305	(11.3)	4,577	5,172	(11.5)
Mass Market Internet	7,435	5,875	26.6	1,890	1,496	26.3
Business	15,609	10,464	49.2	3,968	2,665	48.9
Wholesale	8,222	6,484	26.8	2,090	1,652	26.5
Total revenue	49,270	43,128	14.2	12,525	10,985	14.0
Cost of Sales	(15,296)	(11,301)	35.4	(3,888)	(2,878)	35.1
Gross Margin	33,974	31,827	6.7	8,637	8,107	6.5
Gross Margin (%)	69.0%	73.8%		69.0%	73.8%

Our gross margin increased by 6.7%, to €34.0 million from €31.8 million in the three months ended 31 March 2007 compared with three months ended 31 March 2006. Our gross margin in Forint terms increased by 6.5% in the three months ended 31 March 2007 compared with the three months ended 31 March 2006 after excluding the effect of the 0.2% strengthening of the forint against the euro in the periods under consideration.

Mass Market Voice. Our Mass Market Voice revenue decreased by 11.3% to €18.0 million from €20.3 million in the three months ended 31 March 2007 compared with the three months ended 31 March 2006. This €2.3 million decrease was caused mainly by the reduction in the number of lines within our historical concession areas (a decrease of 7.8% from 332,992 lines as at 31 March 2006 to 307,011 lines as at 31 March 2007) and a reduction in traffic (a decrease of 1.4% to 80.8 million minutes for the period ended 31 March 2007 from 82.0 million minutes for the period ended 31 March 2006). These reductions (in the amount of €3.3 million) are the result of increased competition and fixed-to-mobile substitution. These reductions were partially offset by the increase in our out of concession Mass Market Voice revenue by €0.9 million due to the increase in the number of customers (the number of carrier pre-select customer contracts as of 31 March 2007 increased to 187,606 from 104,967 as of 31 March 2006). Lastly, the fluctuation of the forint / euro exchange rate had a positive effect on Mass Market Voice revenues in the amount of €0.1 million.

Mass Market Internet.  Our Mass Market Internet revenue increased by 26.6% to €7.4 million from €5.9 million in the three months ended 31 March 2007 compared with the three months ended 31 March 2006, mainly as a result of the increase in our broadband Internet revenue. As at 31 March 2007 we provided 91,000 Digital Subscriber Line (“DSL”) packages (including Euroweb Hungary) compared with 58,095 DSL packages as at 31 March 2006.

Business.  Our Business revenue increased by 49.2% to €15.6 million for the first quarter of 2007 from €10.5 million for the first quarter of 2006. This increase is due to an increase in our Business revenues outside our historical concession areas primarily as a result of the addition of Euroweb and an increase in Business data and Internet revenues both inside and outside our historical concession areas. This increase was partly offset by a reduction in our Business voice traffic revenues inside our historical concession areas as a result of increased mobile substitution. The number of

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business customer contracts outside our historical concession areas has increased by 59.2% to 2,999 as at 31 March 2007 from 1,884 contracts as at 31 March 2006.

Wholesale.  Our Wholesale revenue increased by 26.8% to €8.2 million from €6.5 million in the three months ended 31 March 2007 compared with the three months ended 31 March 2006. This increase was mainly as a result of an increase in the higher margin Wholesale data segment. Further, both our Wholesale voice revenue as well as the gross margin percentage for the Wholesale segment grew in 2007 compared to 2006.

Cost of Sales.  Our cost of sales mainly includes interconnect charges and has increased by 35.4% to €15.3 million for the year ended 31 March 2007 from €11.3 million for the three months ended 31 March 2006.  This increase was caused mainly by an increase in our access type charges and sales commissions and an increase in the number of our customers outside our historical concession areas.

Operating Expenses

Our operating expenses increased by 12.4% to €13.5 million from €12.0 million in the three months ended 31 March 2007 compared with the three months ended 31 March 2006. This increase was caused mainly by the increase in personnel expenses as a result of the addition of Euroweb, offset by the impact of our efficiency program combined with further control over spending during 2007.

Restructuring Costs

Restructuring costs amounted to €0.16 million in the first quarter of 2007 compared to €0.18 million in the three months ended 31 March 2006. Restructuring costs are related to the reorganization of our processes and organizational structure in connection with our efficiency program.

Depreciation and Amortization

Depreciation and amortization costs increased by 9.7% to €10.1 million from €9.2 million in the three months ended 31 March 2007 compared with the three months ended 31 March 2006. The increase is the result of the addition of Euroweb.

Net Financial Costs

	Three months ended 31 March
	2007	2006
	(euros in thousands)

Interest income	172	337
Fair value change of forward contracts.	—	3,082
Net foreign exchange (loss)/gain	2,705	—
Financial income	2,877	3,419
Related party interest expense	(436)	(398)
Third party interest expense	(5,811)	(5,576)
Bond discount	(57)	(57)
Amortization of deferred borrowing cost	(350)	(350)
Interest expense	(6,654)	(6,381)
Net foreign exchange (loss)/gain	—	(16,133)
Fair value change of swap contracts	—	(123)
Fair value change of forward contracts	(229)	—
Fair value change of hedged items	—	(1,531)
Other financial expense	—	(102)
Financial expenses	(6,883)	(24,270)
Total net financial costs	(4,006)	(20,851)

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Our net financial costs decreased to €4.0 million for the three months ended 31 March 2007 from €20.9 million in the three months ended 31 March 2006. This decrease in our loss was caused mainly by the fluctuation of foreign exchange rates, as a result of which we have recorded a foreign exchange gain of €2.7 million for the three months ended 31 March 2007 compared to the foreign exchange loss of €16.1 million recognized for the same period of 2006.

Net Profit / (Loss) Before Tax

Our net profit / (loss) before tax increased to a profit of €6.2 million from a loss of €10.4 million in the three months ended 31 March 2007 compared with the three months ended 31 March 2006.

Income Taxes

Our income taxes increased to an expense of €2.2 million from a benefit of €1.3 million in the three months ended 31 March 2007 compared with the three months ended 31 March 2006. This increase was caused by the change in deferred tax assets during the period.

Net Profit / (Loss) for the Period

As a result of the factors discussed above, our net result for the period increased to a profit of €4.1 million for the three months ended 31 March 2007 from a loss of €9.2 million for the three months ended 31 March 2006.

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Hungarian Telephone and Cable Corp. (HTCC)

Overview

Business

We provide telecommunications services in Hungary through our three Hungarian operating subsidiaries: Hungarotel Távközlési ZRt. (“Hungarotel”), PanTel Távközlési Kft. (“PanTel”), and PanTel Technocom Kft. (“PanTel Technocom”).

Hungarotel principally provides wireline voice, data and Internet services to residential customers (the “Mass Market”) within 3 defined regions of Hungary (the “Hungarotel Operating Areas”) where it is the incumbent provider of telecommunication services.

PanTel owns a nationwide fibre optic network in Hungary and competes primarily with Magyar Telekom, the former national monopoly, in the provision of voice, data and Internet services to businesses throughout Hungary (the “Corporate Market”).  PanTel uses its network capacity to transport voice, data, and Internet traffic on a wholesale basis for other telecommunications service providers, Internet Service Providers, and cable television operators in Hungary (the “Wholesale Market”).  PanTel also uses its network to service the Mass Market outside the Hungarotel Operating Areas. PanTel’s network also extends into other countries in the Central and Eastern European region.  PanTel has interconnection arrangements in place with several major international telecommunications service operators which provide for interconnection at international telecommunications hubs, including hubs in Frankfurt, London and Vienna.

PanTel Technocom provides telecommunications service to MOL (the Hungarian oil company) and operates and maintains various parts of MOL’s telecommunications network.

As of March 31, 2007, Hungarotel had approximately 110,000 telephone lines connected to its network within the Hungarotel Operating Areas to service the Mass Market and PanTel had approximately 39,000 telephone lines through local loop unbundling (“LLU”), carrier pre-selection (“CPS”), and carrier selection (“CS”) to service the Mass Market outside the Hungarotel Operating Areas, compared to March 31, 2006 when Hungarotel had approximately 123,000 telephone lines in service within the Hungarotel Operating Areas to service the Mass Market, and Pantel had approximately 17,000 telephone lines to service the Mass Market through indirect access outside the Hungarotel Operating Areas. In total we had a 6.4% increase in the telephone lines in the Mass Market from approximately 140,000 lines to approximately 149,000 lines.  In the Corporate Market we had approximately 82,000 telephone lines in service (including approximately 21,000 serviced through CPS and LLU) as of March 31, 2007 compared to approximately 72,000 telephone lines in service (including approximately 12,000 serviced through CPS and LLU) as of March 31, 2006.  In order to take advantage of PanTel’s experience in competing throughout Hungary, the Non-Hungarotel Operating Area Mass Market customers were transferred from Hungarotel to PanTel as of April 1, 2006.  During the past year we have has focused on the acquisition of CPS customers.  These CPS customers generate less Average Revenue per User (“ARPU”) than our customers in the Hungarotel Operating Areas but generate higher ARPU than CS customers.  The number of broadband DSL connections has increased significantly, from approximately 6,000 as of March 31, 2006 to approximately 17,000 as of March 31, 2007.

Our goal is to provide a broad array of telecommunications services with exceptional quality and service at reasonable prices by becoming a highly efficient full service telecommunications provider in Central and Eastern Europe.  Our primary risk is our ability to retain existing customers and attract new customers in a highly competitive market that is constantly in flux due to a challenging regulatory environment, new competitive fixed line telephony entrants, high wireless telephony penetration and macroeconomic factors.  Our success depends upon our operating and marketing

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strategies, as well as market acceptance of telecommunications services within Hungary and the Central and Eastern European region.

On April 27, 2007, pursuant to a Sale and Purchase Agreement dated January 8, 2007, HTCC completed its acquisition (the “Acquisition”) of 100% of the issued ordinary shares of Matel Holdings N.V. (“Matel Holdings”) which indirectly owns 99.98% of the outstanding shares of Invitel. Invitel was one of our significant competitors.

The Acquisition strengthens our position as the second largest fixed line telecommunications services provider and as the number one alternative fixed line operator in Hungary.  The larger customer base and more extensive backbone network enables us to benefit from Invitel’s and Hungarotel’s combined 14 geographically clustered historical concession areas. The Acquisition also provides us with a more substantial platform from which to take advantage of key potential service development opportunities and any further market consolidation.

We will continue to explore other strategic merger, acquisition or alliance opportunities.  We are also continuing to explore wireless service solutions and possibilities so that we can be a full service provider in Hungary, providing both wireline and wireless voice, data and Internet services for residential and business customers.

Three months ended 31 March 2007 compared with the three months ended 31 March 2006

The functional currency of our Hungarian subsidiaries is the forint.  The average forint/U.S. dollar exchange rate for the three months ended March 31, 2007 was 192.61, as compared to an average forint/U.S. dollar exchange rate for the three months ended March 31, 2006 of 211.53. When comparing the three months ended March 31, 2007 to the three months ended March 31, 2006, you should note that all U.S. dollar reported amounts have been affected by this 10% appreciation in the forint against the U.S. dollar.  Certain 2006 amounts have been restated.  See Note 1(b) “Restatements” in Notes to Condensed Consolidated Financial Statements.

Total Revenue and Gross Margin

	Three months ended 31 March
	2007	2006	% change
		(as restated)
	(unaudited)
	($ in thousands)
Corporate Market	$17,542	$17,500	0%
Wholesale Market	23,571	20,564	15%
Mass Market	8,025	7,394	9%
Total revenue	49,138	45,458	8%

Cost of Sales	(20,715)	(18,087)	(15)%
Gross Margin	$28,423	$27,371	4%
Gross Margin (%)	57.8%	60.2%

Our operating revenues increased in U.S. dollar terms by $3.7 million, or 8%, between the three months ended March 31, 2006 and the three months ended March 31, 2007. In functional currency terms revenues decreased by 2%.

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The decrease, in functional currency terms, is attributable to the following:

Corporate Market Revenues

Our Corporate Market revenues decreased in functional currency terms by approximately 9%, due mainly to the following effects:

•                  A government contract was not renewed and we experienced a price reduction on two significant contract renewals between the two periods that resulted in lost recurring revenues of $1.48 million;

•                  Higher than forecasted price erosion combined with the effects of the substitution of wireline for wireless telephony services at a faster pace than expected.

We have focused on offering more attractive products in terms of voice, data and convergence with IT solutions. We are also promoting higher margin products such as broadband DSL Internet service and Internet connections to customers, which have continued to grow significantly between the two periods. We expect the number of broadband DSL connections to continue to grow in the future.

Wholesale Market Revenues

Our Wholesale Market revenues increased in functional currency terms by approximately 4%, and in U.S. dollar terms by 15% from $20.6 million for the period ended March 31, 2006 to $23.6 million for the period ended March 31, 2007.

The increase results from wholesale voice service revenues which represent slightly over half of total Wholesale Market gross revenues.  Wholesale voice revenues continue to be a relatively low margin, high volume business.  However, this service remains attractive to PanTel’s customers since it complements other business products such as leased lines and Internet bandwidth when bundling services for business customers. We also experienced a slight increase in the provision of network services and wholesale DSL services.

As a result of the commoditization of the major Central European telecommunications backbone routes, our Wholesale business faces intense price competition that continues to erode revenues and margins. We are focusing on rationalizing costs by replacing international access costs on a capacity basis with rented fixed cost fibre infrastructure. Fibre infrastructure is more scalable in terms of capacity and therefore our ability to manage our cost structure is greater.

Competition has increased significantly for basic backbone services in our Wholesale business throughout Hungary and neighbouring countries. We have had to expand our offering by providing a larger amount of capacity to a larger number of customers. While this generally requires more upfront sales work, we believe we should experience fewer losses of customers going forward from this customer base.

Mass Market Revenues

Our Mass Market revenues for the three months ended March 31, 2007 were $8.0 million compared to $7.4 million for the three months ended March 31, 2006. In functional currency terms revenues decreased by approximately 1%.  The primary reason for the decrease is due to increased competition from other telecommunications service providers offering CS and CPS services within the Hungarotel Operating Areas.

We had an approximate 6% increase in total residential lines in service from approximately 140,000 for the three months ended March 31, 2006, to approximately 149,000 for the three months

22

ended March 31, 2007. This increase is due to two major offsetting factors that influenced our line count:

•                              We experienced a significant increase in the usage of our CS and CPS services that we launched during the second quarter of 2005 to challenge the incumbent local telephone operators (“LTO’s”) on service and price in the Mass Market.  During April 2006, we introduced additional CS and CPS packages which should provide us with higher revenue than the original packages introduced last year. The initial sales results of these newly introduced packages have exceeded our expectations.  As of March 31, 2007, we had approximately 39,000 indirect access lines (including active CS and CPS lines, and LLU connections) compared to approximately 17,000 lines as of March 31, 2006.

•                              In the Hungarotel Operating Areas we have experienced a decrease in line count of approximately 13,000 lines, from 123,000 as of March 31, 2006 to 110,000 as of March 31, 2007 that is due to the following factors: (i) continued intense competition from wireless telephone providers; (ii) competition from other service providers, such as cable television operators providing voice services; and (iii) economic conditions that resulted in some customers not being able to afford telephone services in general or choosing to receive voice services from just their wireless service provider, and not us, in order to reduce their monthly telecommunication expenses.

Although we increased our overall line count, ARPU has declined since CS and CPS customers generate significantly less ARPU than our customers in the Hungarotel Operating Areas. This shift in the customer mix between the loss in the Hungarotel Operating Areas with higher ARPU and the gain in the customers with lower ARPU outside the Hungarotel Operating Areas has resulted in an approximately 8% ARPU decrease between the three months ended March 31, 2006 and 2007. Our main effort is to increase the ARPU and expand our customer base at the same time. Therefore, we have focused on increasing the broadband DSL Internet service penetration rate, both inside and outside of the Hungarotel Operating Areas.  We have also started to increase the number and value of our LLU customers by adding value added services.

Cost of Sales

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)
Cost of sales	$20.7	$18.1

Cost of Sales (interconnect costs) totalled $20.7 million and $18.1 million during three months ended March 31, 2007 and 2006, respectively, an increase of 14%. In functional currency terms we had an increase of only 4% compared to the 14% in U.S. dollar terms.

80% of Hungarotel’s total cost of sales comes from the interconnect costs paid for terminating calls on other operators’ networks. We pay interconnection fees to other wireline and wireless operators to terminate calls from our customers (outgoing). The interconnect prices used between the incumbent operators (including the wireless carriers) are set by the regulatory authorities.

Pantel is not an incumbent operator, so the interconnect prices between PanTel and other operators are based on negotiations. In addition to traditional voice termination interconnect costs a significant portion of PanTel’s cost of sales is related to wholesale voice activity which is a high volume, low margin business that generates significant cost of sales. Pantel also pays access costs related to leased lines.

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Gross Margin

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Gross margin	$28.4	$27.4

                Our gross margin percentage decreased from 60.2% in the three months ended March 31, 2006 to 57.8% in the three months ended March 31, 2007, a decrease of 4.0%.  There was an increase in the Wholesale Market gross margin percentage of 2.2%, offset in part by a small decrease in the Mass Market of 1.5% due to the shift in the customer mix from higher ARPU customers in the Hungarotel Operating Areas to lower ARPU customers outside the Hungarotel Operating Areas.  The majority of the decrease resulted from a 6% decrease in the Corporate Market due mainly to price erosion on contract renewals.

Operating Expenses

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Selling, general and administrative	$14.3	$12.8

                Our Selling, general and administrative expenses increased by 12% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. This 12% increase is mainly due to (i) the strengthening of the forint as compared to the U.S. dollar, (ii) an additional $0.9 million expense related to certain strategic projects, which were (iii) offset in part by a decrease of $0.6 million in stock based compensation charges between the periods.

Depreciation and Amortization

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Depreciation and amortization	$7.4	$6.3

                Depreciation and amortization charges increased $1.1 million, or 17% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006.  This increase is due primarily to strengthening of the forint as compared to the U.S. dollar and the increased asset level due to the capital expenditures during 2006.

Income from Operations

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Income from operations	$6.7	$8.3

                Income from operations decreased by 19% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. Contributing to the decrease were the higher selling, general and administrative expenses and higher depreciation and amortization expenses.

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Foreign Exchange Gains (Losses), Net

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Foreign exchange gain / (loss)	$3.0	$(7.3)

                Our foreign exchange gains for the three months ended March 31, 2007 resulted primarily from: (i) the strengthening of the forint against the euro on our average €114 million denominated debt outstanding in the quarter ended March 31, 2007. At March 31, 2007, the forint had strengthened by approximately 2% against the euro as compared to December 31, 2006 levels. Our foreign exchange loss for the three months ended March 31, 2006 resulted primarily from the weakening of the forint against the euro on our average €132.5 million denominated debt outstanding during the period.  When the non-Hungarian forint debt of our subsidiaries is re-measured into forint, we report foreign exchange gain/loss in our consolidated financial statements as the forint appreciates/devalues against such non-forint currencies.

Interest Expense

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Interest expense	$3.8	$3.4

                Interest expense increased by 12% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006.  This is due to the strengthening of the forint as compared to the U.S. dollar between the periods.

Interest Income

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Interest income	$0.5	$0.2

                Interest income increased by $0.3 million for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 primarily due to higher forint interest bearing deposit levels and the appreciation of the forint over the prior year.

Fair Value Changes on Derivative Financial Instruments

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Fair value changes on derivatives	$(44.3)	$2.0

                The $44.3 million loss for the three months ended March 31, 2007 is primarily due to changes in the unrealized fair value of the hedges entered into in connection with the Acquisition. As described in Note 5 to our financial statements, we entered into six foreign currency and interest rate hedges, all of which, except one, were contingent upon the completion of the Acquisition. These items are non-cash items until they either mature or are unwound.  Offsetting this loss is a $1.2 million realized gain due to the termination of an interest rate swap on our existing credit facility.

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Fair Value Changes on Warrants

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Fair value changes on Warrants	$(15.1)	$(0.1)

                In May 1999, we issued notes in an aggregate amount of $25 million with detachable warrants (the “Warrants”) to purchase 2,500,000 shares of common stock of HTCC at a price of $10 per share. The notes accrued interest at the USD LIBOR rate applicable for the six months interest period plus 3.5%. The notes matured in March 2007 and were exercised by TDC on March 28, 2007.

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we have recorded a non-cash expense of $15.1 million and $0.1 million for the three months ended March 31, 2007 and 2006, respectively, relating to the change in the fair value of the Warrants primarily driven by the change in our stock price during the period. The fair market value was determined under the Black-Scholes option pricing formula as of the exercise date of the Warrants. The cumulative adjustment to the fair market value of the Warrants was reflected in our additional paid-in capital upon exercise of the Warrants.

Income Tax (Benefit) Expense

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Corporate tax expense	$1.1	$—
Local business tax	1.4	1.0
Current tax expense	2.5	1.0
Deferred tax benefit	(0.8)	(0.2)
Total income tax (benefit) / expense	$1.7	$0.8

                We recorded a deferred tax benefit of $0.8 million for the three months ended March 31, 2007 as compared to $0.2 million for the three months ended March 31, 2006.  The deferred tax benefit of $0.8 million for the three months ended March 31, 2007 reflects the impact of additional benefit of the increased effective tax rate on our deferred tax asset between the three months ended March 31, 2006 and the three months ended March 31, 2007. The amount of the deferred tax asset considered realizable as of March 31, 2007 could be reduced in the future if estimates of taxable income during the future periods are reduced.  Management considers projected future taxable income and tax planning in making these assessments.

Net Income Attributable to Common Stockholders

	Three months ended 31 March
	2007	2006
		(as restated)
	($ in millions)

Net income/(loss) attributable to common stockholders	$(54.7)	$(1.0)

As a result of the factors discussed above, we recorded a net loss attributable to common stockholders of $54.7 million, or $4.22 per basic share and on a diluted basis, for the three months ended March 31, 2007 as compared to net loss attributable to common stockholders of $0.8 million, or $0.08 per basic share and on a diluted basis, for the three months ended March 31, 2006.  The loss is primarily attributable to the unrealized losses on derivative instruments ($44.3 million) and the non-cash impact of the loss on fair value changes of Warrants ($15.1 million) as described above.

26

MAGYAR TELECOM BV

CONSOLIDATED

INTERIM FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 MARCH 2007

(PRESENTED IN EUROS)

Magyar Telecom BV

CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Table of contents

Consolidated Interim Balance Sheet

Consolidated Interim Income Statement

Consolidated Interim Cash Flow Statement

Consolidated Interim Statement of Changes in Shareholders’ Equity

Notes to the Consolidated Interim Financial Statements

Magyar Telecom BV

Consolidated Interim Balance Sheet

as at 31 March 2007

		At 31 March	At 31 December
	Notes	2007	2006
		(unaudited)
		(in thousands of EUR)

Non-Current Assets
Intangible Assets	10	32 867	31 964
Property, Plant and Equipment	11	274 623	273 391
Other Non-Current Financial Assets, inlcuding Derivatives		138	106
Deferred Tax Assets	23	4 488	5 565
		312 116	311 026
Current Assets
Cash and Cash Equivalents	12	8 058	13 608
Trade and Other Receivables	13	18 672	20 995
Derivative Financial Instruments	16	1 460	1 455
Inventories		460	367
Prepayments and Accrued Income		1 130	789
		29 780	37 214

Total Assets		341 896	348 240

Equity and Liabilities

Equity attributable to equity holders of the parent
Share Capital	14	92 201	92 201
Capital Reserve	14	122 110	122 110
Hedging Reserve	14	345	376
Cumulative Translation Reserve	14	(32 827)	(34 308)
Accumulated Losses		(145 094)	(149 170)
		36 735	31 209

Minority Interest		17	16
Total Equity		36 752	31 225

Non-Current Liabilities
Interest Bearing Borrowings	15	246 104	251 342
Other Non-Current Liabilities	17	273	32
Deferred Tax Liabilities	13	100	60
		246 477	251 434
Current Liabilities
Current Portion of Interest-Bearing Borrowings	15	23 322	23 830
Trade and Other Payables		18 465	21 653
Derivative Financial Instruments	16	2 624	2 327
Accrued Expenses and Deferred Income	19	13 320	16 887
Provisions	18	936	884
		58 667	65 581
Total Liabilities		305 144	317 015

Total Equity and Liabilities		341 896	348 240

The accompanying notes form an integral part of the consolidated interim financial statements.

Magyar Telecom BV

Consolidated Interim Income Statement

for the period ended 31 March 2007

		For the three months ended 31 March
	Notes	2007	2006
		(unaudited)
		(in thousands of EUR)
			As Restated
			(Note 2.2.1)

Revenues	3	49 270	43 128
Cost of Sales	4	(15 296)	(11 301)
Gross Margin		33 974	31 827
Operating Expenses	5	(13 471)	(11 987)
Depreciation and Amortization	7	(10 107)	(9 217)
Cost of Restructuring	8	(162)	(184)
Profit / (Loss) from Operations		10 234	10 439
Financial Income	9	2 877	3 419
Financial Expenses	9	(6 883)	(24 270)
Net Profit / (Loss) Before Tax		6 228	(10 412)
Income Tax (Expense) / Benefit	23	(2 151)	1 256
Net Profit / (Loss) for the Period		4 077	(9 156)
Attributable to:
Equity Holders of the Parent		4 076	(9 153)
Minority Interest		1	(3)
		4 077	(9 156)

The accompanying notes form an integral part of the consolidated interim financial statements.

Magyar Telecom BV

Consolidated Interim Cash Flow Statement

for the period ended 31 March 2007

		For the three months ended 31 March
	Notes	2007	2006
		(unaudited)
		(in thousands of EUR)
Cash Flows from Operating Activities
Net Profit / (Loss) Before Tax		6 228	(10 412)
Adjustments for Non-Cash Items:
Interest Expense / (Income)		6 482	6 044
Depreciation and Amortization	7,10,11	10 107	9 217
Fair Value of Derivative		248	(1 965)
Allowance for bad and doubtful debts	13	66	328
Provisions	18	52	17
Change in Investment in Associates		—	—
Unrealized Foreign Exchange (Gain) / Loss		(3 580)	16 926
Other Non-Cash Items		278	820

Working Capital Changes:
Change in Trade and Other Receivables	13	2 257	1 602
Change in Inventories		(93)	(122)
Change in Prepayments and Accrued Income		(338)	(153)
Change in Trade and Other Payables and Accrued Expenses and Deferred Income		(2 486)	(3 395)

Result of Sale of Property, Plant and Equipment	11	(113)	(3)
Result of Sale of Intangible Assets	10	—	—
Income Taxes		(967)	(627)
Interest Paid		(10 010)	(9 375)
Net Cash Flow Provided by / (Used in) Operating Activities		8 131	8 902

Cash Flows from Investing Activities
Purchase of subsidiaries, net of cash acquired		—	—
(Purchase) / Disposal of Trading Investments, Net		—	—
Purchase of Intangible Assets	10	(2 608)	(1 810)
Purchase of Property, Plant and Equipment	11	(5 049)	(4 636)
Proceeds from Sale of Property, Plant and Equipment	11	182	13
Proceeds from Sale of Intangible Assets	10	—	—
Interest Received		169	363
Net Cash Flow Provided by / (Used in) Investing Activities		(7 306)	(6 070)

Cash Flows from Financing Activities
Proceeds from Issue of High Yield Bonds, Net of Discount and Bond Issue Costs		—	—
Proceeds from Interest Bearing Borrowings	15	—	—
Repayment of Related Party Subordinated Loan	15	—	—
Repayments of Interest Bearing Borrowings	15	(6 791)	(3 857)
Net Cash Flow Provided by / (Used in) Financing Activities		(6 791)	(3 857)

Effect of Exchange Rate Changes on Cash and Cash Equivalents		416	(2 644)

Net Increase / (Decrease) in Cash and Cash Equivalents		(5 550)	(3 669)
Cash and Cash Equivalents at the Beginning of the Year	12	13 608	29 112
Cash and Cash Equivalents at the End of the Period		8 058	25 443

The accompanying notes form an integral part of the consolidated interim financial statements.

Magyar Telecom BV

Consolidated Interim Statement of Changes in Shareholders’ Equity

for the period ended 31 March 2007

Attributable to equity holders of the parent

					Cumulative				Total
		Share	Capital	Hedging	Translation	Accumulated		Minority	Shareholders
	Notes	Capital	Reserve	Reserve	Reserve	Losses	Total	interest	Equity
		(in thousands of EUR)

Balance as at 31 December 2005		92 201	121 437	(21)	(34 389)	(152 934)	26 294	14	26 308

Cash flow hedges:	16
Effective portion of change in fair value of cash flow hedges		—	—	57	—	—	57	—	57
Net change in fair value of cash flow hedges transferred to profit / loss		—	—	21	—	—	21	—	21
Transferred to initial carrying amount of hedged items		—	—	—	—	—	—	—	—
Translation adjustment for the period		—	—	—	(2 792)	—	(2 792)	—	(2 792)
Tax on items taken directly to or transferred from equity		—	—	—	—	—	—	—	—
Net income recognized directly in equity		—	—	78	(2 792)	—	(2 714)	—	(2 714)
Net result for the period		—	—	—	—	(9 153)	(9 153)	(3)	(9 156)
Total recognized income and expense for the period		—	—	78	(2 792)	(9 153)	(11 867)	(3)	(11 870)
Balance as at 31 March 2006 (unaudited)		92 201	121 437	57	(37 181)	(162 087)	14 427	11	14 438

Balance as at 31 December 2006		92 201	122 110	376	(34 308)	(149 170)	31 209	16	31 225

Cash flow hedges:	16
Effective portion of change in fair value of cash flow hedges		—	—	432	—	—	432	—	432
Deferred tax on fair value of cash flow hedges		—	—	(87)	—	—	(87)	—	(87)
Net change in fair value of cash flow hedges transferred to profit / loss		—	—	(376)	—	—	(376)	—	(376)
Transferred to initial carrying amount of hedged items		—	—	—	—	—	—	—	—
Translation adjustment for the period		—	—	—	1 481	—	1 481	—	1 481
Tax on items taken directly to or transferred from equity		—	—	—	—	—	—	—	—
Net income recognized directly in equity		—	—	(31)	1 481	—	1 450	—	1 450

Net result for the period		—	—	—	—	4 076	4 076	1	4 077
Total recognized income and expense for the period		—	—	(31)	1 481	4 076	5 526	1	5 527
Employee share option scheme			—			—		—
Balance as at 31 March 2007 (unaudited)		92 201	122 110	345	(32 827)	(145 094)	36 735	17	36 752

The accompanying notes form an integral part of the consolidated interim financial statements.

Magyar Telecom BV

Notes to the Interim Financial Statements

for the period ended 31 March 2007

1.            General Information

Magyar Telecom B.V. (“Matel” or “the Company”) was incorporated in the Netherlands on 17 December 1996 as a limited liability company and has its statutory seat in Amsterdam (Laan Kronenburg 8, 1183 Amstelveen, The Netherlands).

Matel is engaged in telecommunication related activities in Hungary and in Romania, primarily through its telecommunications service provider, INVITEL ZRt. (“INVITEL”) and other service companies, such as EuroWeb Internet Szolgáltató ZRt. and EuroWeb Romania S.A. (collectively, “Euroweb”), providing Internet access and value added services. The consolidated interim financial statements for the period ended 31 March 2007 comprise of Matel and its subsidiaries (collectively, “the Group”). These interim financial statements are prepared to satisfy certain external reporting requirements but are not intended for statutory filing purposes.

Matel, through its subsidiary INVITEL is the incumbent provider of fixed line telecommunications services to residential and business customers in the geographical areas where it had exclusive licenses through the end of 2002 representing approximately 14% of Hungary’s population (“historical concession areas”). The Group also provides fixed line telecommunications services in the remainder of Hungary as an alternative telecommunications operator.

Matel issued High Yield Bonds on 6 August 2004 that were listed on the Luxembourg Stock Exchange on 24 August 2005 (See Note 15).

Shareholders

The 100% shareholder of Matel is Matel Holdings N.V. (“Matel Holdings”). Matel Holdings was incorporated on 27 December 2000 under the laws of the Netherlands Antilles and has its statutory seat under Kaya W.F.G. Mensing 14, Curacao, The Netherlands Antilles. Matel Holdings is 100% owned by Invitel Holdings N.V. (“Invitel Holdings”). Invitel Holdings was incorporated in the Netherlands Antilles on 10 October 2006 as a limited liability Company and has its statutory seat under 45 Pareraweg Willemstad, Curacao the Netherlands Antilles.

Invitel Holdings was jointly owned by EEIF (Matel) B.V. (33.33%), GMT (Matel) B.V. (33.33%) and the remainder by certain management personnel of INVITEL. EEIF (Matel) B.V. is owned by AIG Emerging Europe Infrastructure Fund LP and Emerging Europe Infrastructure Fund CV (“AIG”) and GMT (Matel) B.V. is owned by funds managed by GMT Communications Partners Limited (“GMT”). AIG is now advised by Emerging Markets Partnership (“EMP”), which is a private equity investment firm focused on Central and Eastern Europe. GMT is a private equity investment group focusing on the communications sector in Europe.

EEIF (Matel) B.V. and GMT (Matel) B.V. indirectly acquired Matel on 13 May 2003 from Vivendi Telecom International S.A.

On 9 January 2007 Invitel Holdings signed an agreement with Hungarian Telephone and Cable Corp. (“HTCC”) to sell 100% of its share in Matel Holdings and thereby indirectly 99.98% of the shares of INVITEL (“the Acquisition”) for a total consideration, including the assumption of net indebtedness on closing, of EUR 470 million (see Note 27).

Subsidiaries

INVITEL (former name: Vivendi Telecom Hungary Rt. or VTH Rt.) was incorporated on 20 September 1995 as a joint stock company under the laws of Hungary. The authorized share capital of INVITEL is HUF 20,000,000,000 (approximately EUR 80 million).

The shareholders of INVITEL are Matel (91.68%) and 38 municipalities (in an aggregate of 0.02%) with INVITEL holding 8.30% of its own shares.

INVITEL as the principal operating company of the Group provides mass-market voice and Internet services to residential customers and voice, data and Internet services to business customers as well as wholesale services to other telecommunications operators.

INVITEL primarily operates in nine geographical areas in Hungary, which comprise Szeged, Szentes, Gödöllő, Vác, Jászberény, Dunaújváros, Esztergom, Veszprém and Szigetszentmiklós and continues to expand its activities outside these historical concession areas.

EuroWeb Internet Szolgáltató ZRt. (“Euroweb Hungary”) was incorporated on 2 January 1997 as a joint stock company under the laws of Hungary. The authorized share capital of Euroweb Hungary is HUF 20,000,000 (approximately EUR 80 thousand). The 100% shareholder of Euroweb Hungary is INVITEL.

EuroWeb Romania S.A. (“Euroweb Romania”) is domiciled in Romania and was registered with the Romanian Trade Register as a joint-stock company in March 1998 and commenced activities in November 1998. The authorized share capital of Euroweb Romania is RON 3,207,383 (approximately EUR 1,600 thousand). The shareholders of Euroweb Romania are INVITEL (99.96%) and individuals (0.04%).

V-Holding ZRt. (“V-Holding”) was incorporated on 1 April 1999 as a joint stock company under the laws of Hungary. The authorized share capital of V-Holding is HUF 28,000,000 (approximately EUR 112 thousand). The shareholders of V-Holding are INVITEL (holding one share) and Matel (holding all of the remaining shares).

INVITEL invested in Pécsi Hírközlési Infrastruktúra Rt. (75%) and Székesfehérvári Hírközlési Infrastruktúra Kft. (50%) in 2002 jointly with the related local municipalities in Pécs and Székesfehérvár, in connection with the liberalization of the telecommunication market to gain access to subscribers from these major cities. INVITEL obtained the remaining stake in Székesfehérvári Hírközlési Infrastruktúra Kft. and Pécsi Hírközlési Infrastruktúra Rt. from the municipalities on 18 May 2005 and 17 June 2005, respectively. The two companies were merged into V-Holding on 31 January 2006, which continues as the legal successor of the two companies. The merger has no impact on the consolidated interim financial statements as the mergers took place using the net book values as they appeared in the consolidated interim financial statements of Matel.

The consolidated interim financial statements were authorized by the Group’s management for issue on 27 April 2007.

2.              Significant Accounting Policies

The significant accounting policies adopted in the preparation of the consolidated interim financial statements are set out below.

2.1.         Statement of Compliance

The consolidated interim financial statements have been prepared in accordance with IAS 34 – “Interim Financial Reporting” as issued by the International Accounting Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) of the IASB.

2.2.         Basis of Preparation

The consolidated interim financial statements are presented in Euro (“EUR”) rounded to the nearest thousand of EUR (“TEUR”). The Group also prepares separate consolidated interim financial statements in Hungarian Forint.

The consolidated interim financial statements have been prepared under the historical cost convention, except for the following assets and liabilities that are stated at fair value: derivative financial instruments and investments in securities. The methods used to measure fair values are discussed in the accounting policy notes below.

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

Judgments made by management in the application of IFRSs that have significant effect on the consolidated interim financial statements and estimates involving significant uncertainty are discussed in Note 2.24.

The accounting policies set out below have been consistently applied by all Group entities to all periods presented in these consolidated interim financial statements. Where it was necessary, accounting policies of the subsidiaries were modified to ensure consistency with the policies adopted by the Group.

2.2.1.    Change in accounting policy

From 1 January 2007 the Group has changed its accounting policy to disclose the Hungarian local business tax as income taxes as it was established that this tax has the characteristics of an income tax rather than an operating expense.  In previous periods, this tax was disclosed among operating expenses.

This change in the disclosure of Hungarian local business tax had a decreasing impact on operating expenses and an equivalent increase in income taxes in the comparative figures in the income statement for the period ended 31 March 2006. The change resulted in no impact on net income or equity.

	For the three months ended 31 March 2006
	Local operating and
	other taxes	Current tax
	(unaudited)
	(in thousands of EUR)
As reported	(1 007)	—
Change in accounting policy	627	(627)
As restated	(380)	(627)

2.3.         Basis of Consolidation

2.3.1.    Subsidiaries

Subsidiaries are those entities that are controlled, directly or indirectly through its subsidiaries, by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated interim financial statements from the date that control commences until the date that control ceases.

2.3.2.    Transactions eliminated on consolidation

All inter-group balances, transactions, unrealized gains and losses on transactions between Group companies have been eliminated from the consolidated interim financial statements.

2.3.3.    Transactions with entities under common control

Business combinations arising from transfers of interests in entities that are under the common control of the shareholders that control the Group are accounted for as if the acquisition had occured at the beginning of the earliest comparative period presented, or, if later, at the date that the common control was established. For this purpose comparatives are restated. The components of equity of the acquired entities are added to the same components within Group equity except that any share capital of the acquired entities is recognised as part of reserves. Any cash paid for the acquisition is recognized directly in equity.

2.4.         Foreign Currency

2.4.1.    Translation of financial statements

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The functional currency of the Hungarian subsidiaries of Matel is the Hungarian Forint (“HUF”), the functional currency of the Romanian subsidiary of Matel is the Romanian Lei (“RON”) and the functional currency of Matel is the Euro (“EUR”).

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition that are measured in currencies other than the EUR are translated into EUR at foreign exchange rates ruling at the balance sheet date. Revenues and expenses of transactions measured in currencies other than the EUR are translated into EUR at rates approximating to the foreign exchange rates ruling at the date of the transactions. Equity amounts have been translated at historical exchange rates. Exchange rate translation differences are reported as a component of shareholders’ equity as non-distributable cumulative translation reserve. When foreign operations are disposed, in part or in full, the relevant amount of the reserve is transferred to the income statement.

The balance sheets of the Hungarian subsidiaries of Matel have been translated into EUR at the period end exchange rate (31 March 2007: 249.95 HUF/EUR, 31 March 2006: 267.95 HUF/EUR. The balance sheets of Euroweb Romania have been translated into EUR at the period end exchange rate (31 March 2007: 74.23 HUF/RON, 31 March 2006: 75.68 HUF/RON).

2.4.2.    Transactions and balances

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the foreign exchange rate ruling at that date. The foreign currency gain or loss on monetary items is the difference between amortised cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortised cost in foreign currency translated at the exchange rate at the end of the period. Foreign currency differences arising on retranslation are recognised in the income statement, except for differences arising on the translation of available-for-sale equity instruments.

Non-monetary assets and liabilities denominated in foreign currencies that are stated at historical cost are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated at foreign exchange rates ruling at the dates when the fair values were determined.

2.5.         Cash and Cash Equivalents

Cash and cash equivalents comprise cash in bank balances and highly liquid call deposits with maturities of three months or less and exclude all overdrafts that are shown within borrowings in current liabilities on the face of the balance sheet.

2.6.         Financial Investments

Non-derivative financial instruments are recognised initially at fair value plus, for instruments not at fair value through the income statement, any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured as described below.

A financial instrument is recognised if the Group becomes a party to the contractual provisions of the instrument. Financial assets are derecognised if the Group’s contractual rights to the cash flows from the financial assets expire or if the Group transfers the financial asset to another party without retaining control or substantially all risks and rewards of the asset. Regular way purchases and sales of financial assets are accounted for at trade date, i.e., the date that the Group commits itself to purchase or sell the asset.

When the Group has the positive intent and ability to hold debt securities to maturity, then they are classified as held-to-maturity. Held-to-maturity investments are measured at amortized cost using the effective interest method, less impairment losses.

Other investments held by the Group are classified as being available-for-sale and are stated at fair value, and changes therein, other than impairment losses and foreign exchange gains and losses on available-for-sale monetary items, are recognised directly in equity. When an investment is derecognised, the cumulative gain or loss in equity is transferred to the income statement. The fair value of investments available-for-sale is determined by reference to their quoted bid price at the balance sheet date. The fair value of financial instruments held-for-trading is determined with reference to their quoted bid price at the balance sheet date.

The Group has not designated any financial instrument as at fair value through the income statement other than derivative financial instruments that do not qualify for hedge accounting.

2.7.         Trade and Other Receivables

Receivables are recognized initially at fair value, and subsequently thereafter they are measured at amortized cost using the effective interest rate method less accumulated impairment losses. Receivables with a short duration are not discounted. The amounts of any impairment losses are included in operating expenses.

Amounts due and receivable from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.8.         Trade and Other Payables

Trade and other payables are initially recognized at fair value and subsequently at amortized cost.

2.9.                            Inventories

Inventories consist of materials to be used in construction and repair of the telephone network, as well as telephone merchandise held for sale. Inventories are carried at the lower of cost or net realizable value. Cost is based on the first-in, first-out principle and includes expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

2.10.                     Intangible Assets

Intangible assets are stated at cost less accumulated amortization and accumulated impairment losses except for goodwill and intangible assets with indefinite useful life which are not amortized and are stated at cost less accumulated impairment losses. After initial recognition it is assessed whether an intangible asset has a finite or indefinite useful life. The cost of intangible assets with a finite useful life is amortized on a straight-line basis over the period in which the asset is expected to be available for use. The rates of amortization are based on the following estimated useful lives:

Software	3 years
Property Rights	3-6 years
Subscriber Acquisition Costs	1-3 years
Other	5-12 years

Amortization of intangible assets ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized. The amortization periods are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.10.1.           Goodwill

All business combinations are accounted for by applying the purchase method. Goodwill arising in a business combination represents the excess of the cost of the acquisition over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. Goodwill on acquisition of subsidiaries is included among Intangible Assets. Upon the adoption of IFRS 3 – “Business Combinations” by the Group effective 1 January 2005, goodwill is no longer amortized, instead it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill maybe impaired, in accordance with IAS 36 – “Impairment of Assets”. Goodwill is allocated into cash generating units for the purposes of impairment testing.

2.10.2.           Software

Software is stated at the cost incurred to acquire and bring to use the specific software less accumulated amortization and impairment losses.

2.10.3.           Property Rights

Property rights represent amounts paid for the right to use third party property for the placement of telecommunication equipment. Property rights are stated at cost less accumulated amortization and impairment losses.

2.10.4.           Subscriber Acquisition Costs

Subscriber acquisition costs include sales commissions paid to internal sales force and third parties in relation to fixed term subscriber contracts and are amortized over the period of the related subscriber contracts. Subscriber acquisition costs are stated at cost less accumulated amortization and impairment losses.

2.10.5.           Other intangible assets

Other intangible assets include brand names and the value of customer relationships that were acquired by the Group. Other intangible assets are stated at cost less accumulated amortization and impairment losses.

2.11.                     Property, Plant and Equipment

2.11.1.           Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labour and an appropriate proportion of overheads, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the cost of dismantling and removing the items and restoring the site on which they are located. Where an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment. Capital work in progress is stated at cost less impairment losses and represents those property, plant and equipment that have not been completed and capitalized.

2.11.2.           Leased assets

The Group adopted IFRIC 4 – “Determining whether an Arrangement Contains a Lease” on 1 January 2006. Leases in terms of which the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. An asset acquired by way of finance lease is measured initially at an amount equal to the lower of its fair value or the present value of the minimum lease payments at inception of the lease. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. Other leases are operating leases and the leased assets are not recognised on the Group’s balance sheet.

2.11.3.           Subsequent expenditure on property, plant and equipment

Expenditure incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditures are included in the carrying amount if it is probable that future economic benefits embodied in that part will flow to the Group and its cost can be measured reliably. All other expenditure is recognized in the income statement as an expense as incurred.

2.11.4.    Depreciation

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of items of property, plant and equipment, and major components that are accounted for separately. Leased assets are depreciated over the shorter of the lease term or their useful lives. Land and capital work in progress are not depreciated. The estimated useful lives are as follows:

Buildings	17-50 years
Network	7-30 years
Machinery and Equipment	7-10 years
Fixtures and Fittings	7 years
Vehicles	5 years
Computers	3 years

Depreciation of property, plant and equipment ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized. Depreciation methods, useful lives and residual values are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.12.                     Impairment

The carrying amounts of the Group’s assets, other than inventories (see accounting policy note 2.9) and deferred tax assets (see accounting policy note 2.22), are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. For goodwill and intangible assets with an indefinite useful life or not available for use, the recoverable amount is estimated annually, irrespective of whether any indication of impairment exists. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

A cash-generating unit is the smallest identifiable asset group that generates cash flows that largely are independent from other assets and groups. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis. Impairment losses are recognized in the income statement.

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value. Any cumulative loss in respect of an available-for-sale financial asset recognized previously in equity is transferred to the income statement. Individually significant financial assets are tested for impairment on a individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

2.12.1.           Calculation of recoverable amount

The recoverable amount of the Group’s investments in financial assets carried at amortized cost is calculated as the present value of expected future cash flows, discounted at the original effective interest rate inherent in the asset. Receivables with a short duration are not discounted. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value.

The recoverable amount of other assets or cash-generating units is the greater of their fair value less costs to sell or value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

2.12.2.           Reversal of impairment

An impairment loss in respect of a held-to-maturity security or receivable and available-for-sale financial asset that is a debt security is reversed if the subsequent increase in the recoverable amount can be related objectively to an event occurring after the impairment loss was recognized. The reversal is recognized in the income statement. For an available-for-sale financial asset that is an equity security, the reversal is recognized directly in equity. An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount and there has been an indication that the impairment has decreased or no longer exists.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

2.13.                     Derivative Financial Instruments

The Group uses derivative financial instruments to hedge its exposure to foreign exchange and interest rate risks arising from operational, financing and investing activities. In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading derivatives.

Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. Attributable transaction costs are recognized in the income statement when incurred.

The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.  The Group designates qualifying derivatives as either: (1) hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedges), or (2) hedges of the exposure to variability in cash-flows that is (a) attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction and (b) could affect the income statement (cash-flow hedges).

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as risk management objectives and its strategy for undertaking various hedge transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash-flows of hedged items.

At 1 January 2005, the Group, based on the provisions of the amended IAS 32 – “Financial Instruments: Disclosure and Presentation” and the amended IAS 39 - “Financial Instruments: Recognition and Measurement”, reviewed the classification of derivative financial instruments that were entered into before 2005 and the accounting treatment thereof.  Based on the detailed review of the contracts and putting into place of various procedures to meet the hedging requirements of IAS 39, the Group designated qualifying derivative contracts into hedging relationships with the underlying assets, liabilities and firm commitments as of 1 January 2005.

As a result of the formal designation of the derivative contracts as hedges, the accounting treatment thereof was changed since the effective date of the hedge designation and was applied prospectively.

Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through the income statement.  Changes in the fair value of separable embedded derivatives are recognised immediately in the income statement.

2.13.1.           Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognized in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.  Changes in the fair value of derivatives that are designated to hedge the change in the fair value of unrecognized firm commitments are recognized in the income statement. The corresponding change in the fair value of the unrecognized firm commitment is recognized as other asset or liability against the income statement.

2.13.2.           Cash-flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash-flow hedges are recognized in equity. The gain or loss relating to the ineffective portion is recognized immediately in the income statement. The cumulative gain or loss previously recognised in equity remains there until the forecast transaction occurs. When the hedged item is a non-financial asset, the amount recognised in equity is transferred to the carrying amount of the asset when it is recognised. In other cases the amount recognised in equity is transferred to the income statement in the same period that the hedged item affects the income statement.

The gain or loss relating to the effective portion of the hedging instrument is recognized in the statement of changes in shareholder’s equity. The ineffective portion of the derivative instrument is recognized in the income statement among Financial expenses / Financial income.

2.13.3.           Trading derivatives

Derivatives that do not qualify for hedge accounting are classified as trading derivatives. Changes in the fair value of trading derivatives are recognized in the income statement.

2.13.4.           Fair value estimation

The fair value of interest rate swaps is based on broker quotes. Those quotes are tested for reasonableness by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date.

The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

For other OTC derivative agreements with its selected hedging counter-parties, the fair value of OTC financial instruments is determined by using valuation techniques. The Group uses present value calculations using assumptions that are based on market conditions prevailing on each balance sheet date.

2.14.                     Interest Bearing Borrowings

Interest bearing borrowings are recognized initially at fair value, less discounts and attributable transaction costs. Subsequent to initial recognition, interest bearing borrowings are stated at amortized cost with any difference between cost and redemption value being recognized in the income statement over the period of the borrowings on an effective interest basis.

2.15.                     Provisions

A provision is recognized in the balance sheet when the Group has a legal or constructive obligation as a result of a past event that can be measured reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

A provision for restructuring is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. Future operating costs are not provided for.

2.16.                     Revenue Recognition

Revenues from all goods and services are shown net of VAT, rebates and discounts. Revenue from services is recognized when services are provided (see further description below).  Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of products sold have been transferred to the buyer. For products, the transfer of risks and rewards usually occurs when they are delivered to the customer. The Group considers the various elements of subscriber arrangements to be separate earnings processes for IFRS purposes and recognizes the revenue for each of the deliverables at their invoiced amounts.

A portion of the revenue received is paid to other operators for the use of their networks. These revenues and costs are shown gross in the consolidated interim income statement.

The Group’s main operating revenue categories are as follows:

Mass Market Voice.  The revenue generated from the fixed line voice and voice-related services provided to mass-market customers in the historical concession areas (Mass Market Voice In) and out of the historical concession areas (Mass Market Voice Out). Mass Market Voice Revenue comprises time based call charges, subject to a minimum monthly fee charged for accessing the network and time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in the Group’s network, monthly fees for value added services, subsidies, one-off connection and new service fees, as well as monthly fees for packages with built-in call minutes. Mass Market Voice In revenue also includes access calls to dial-up ISPs’ networks at local call tariffs and revenue from providing DSL access to other ISPs, but revenue from bundled Internet call and Internet services is recorded under Mass Market Internet.

Mass Market Internet. The revenue generated from dial-up and DSL Internet connections provided to mass-market customers nationwide both inside and outside the historical concession areas. Mass Market Internet comprises dial-up revenue, which is generated through a combination of time based and access fees, and DSL revenue, which is generated through a variety of monthly packages.

Business.  The revenue generated from the fixed line voice, data and Internet services provided to business, government and other institutional customers nationwide. Business revenue comprises access charges, monthly fees, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in the Group’s network, monthly fees for value added services, Internet access packages and regular data transmission services.  Business revenues include the same components as Mass Market Voice In and Mass Market Internet revenues and include, in addition, revenue from leased line, Internet and data transmission services which is comprised of fixed monthly rental fees based on the capacity/bandwidth of the service and the distance between the endpoints of the customers.

Wholesale.  The revenue generated from voice and data services provided on a wholesale basis to a selected number of resellers to use the Group’s excess network capacity. Wholesale revenue comprises rental payments for high bandwidth leased line services, which are based on the bandwidth of the service and the distance between the endpoints of the customers, and voice transit charges from other Hungarian and international telecommunications service providers, which are based on the number of minutes transited.

Revenue from connection fees are recognized upon service activation. Revenue from monthly fees charged for accessing the network is recognized in the month during which the customer is permitted to access the network. Traffic revenue is recognized in the period of the related usage. Leased line and data transmission revenue is recognized in the period of usage or of the service available to the customer. Revenue from prepaid call services is deferred when the prepaid package is sold to the customers and is recognized when the calls are made.

2.17.                     Government grants

Government grants are recognized in the balance sheet initially as deferred income when there is reasonable assurance that those will be received and that the Group will comply with the conditions attached to it. Grants that compensate the Group for expenses incurred are recognized as revenue in the income statement on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Group for the cost of an asset are recognized in the income statement as other operating income on a systematic basis over the useful life of the asset.

2.18.                     Pension Costs and Employee Benefits

Contributions are made to the Hungarian and Romanian pension, health and unemployment schemes at the statutory rates in force during the year, based on gross salary payments.  The cost of social security payments is charged to the income statement in the same period when the related salary cost incurred. The Group has no obligation for pension or other post employment benefits beyond the government programs.

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A provision is recognized for the amount expected to be paid under short-term cash bonuses or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

2.19.                     Share Capital

2.19.1.           Ordinary shares

Incremental costs directly attributable to issue of ordinary shares and share options are recognised as a deduction from equity.

2.19.2.           Repurchase of share capital

When share capital recognised as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity until cancelled.

2.19.3.           Share-based compensation

The Group had an employee share ownership program (“ESOP”) for senior executives, whereby Matel Holdings, the 100% shareholder of Matel, granted stock options to senior executives of INVITEL for the purchase of non-voting C shares representing up to 5% of the ordinary shares of Matel Holdings. The options vested immediately and were exercisable on issue. The maximum number of options issuable under the ESOP was issued at 31 December 2006.

The fair value of options granted is recognized as an employee expense over the vesting period with a corresponding increase in equity. The Group believes that the value of these options was represented almost entirely by their intrinsic value at the grant date because the options were issued with the intention that they should be immediately exercised by the senior executives, the options could not be settled in cash, the options were for unlisted shares, and were not transferable. Therefore, the fair value of the options was measured at the grant date using the estimated fair value of the underlying shares determined in accordance with the valuation guidelines set out in the European Private Equity and Venture Capital Association Guidelines.

2.20.                     Net Financial Costs

Financial costs comprise interest expense on borrowings, interest income on funds invested, amortization of bond discount and deferred borrowing costs, fair value change of derivative financial instruments, dividend income, foreign exchange gains and losses and impairment losses on financial investments.

Gains and losses resulting from the changes in the fair values of derivative financial instruments are recognized in financial costs, other than the effective portion of cash-flow hedges being recognized in hedging reserve in equity.

Interest income is recognized in the income statement as it accrues, taking into account the effective yield on the asset.

Dividend income is recognized in the income statement on the date that the Group’s right to receive payment is established, which in the case of quoted securities is the ex-dividend date.

2.21.                     Lease payments

Payments made in respect of operating leases are charged to the income statement on a straight-line basis over the lease term and included in operating expenses.

Lease payments made under finance leases are apportioned between finance expenses and the reduction of the outstanding lease liability. Finance expenses are allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

2.22.                     Income taxes

Income tax expense comprises current and deferred taxes. Income tax expense is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

Deferred tax is provided for using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that they probably will not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using the appropriate tax rate enacted or substantively enacted at the balance sheet date.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

2.23.                     Segment reporting

A business segment is a distinguishable component of the Group engaged in providing related products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that is subject to risks and returns that are different from those of segments operating in other economic environments.

The Group has four business segments that are identified in the accounting policy relating to revenue (see accounting policy Note 2.16 on revenue recognition). The Group’s primary format for segment reporting is based on business segments.

Allocation of revenues and cost of sales into business segments is based on management information collected in the information systems of the Group. The Group considers segment results at gross margin level and its current information systems do not report operating expenses on a segment basis. Non-current assets and related depreciation as well as capital expenditure are allocated into segments based on the services for which they are or will be utilized. Allocation of non-current liabilities was based on the allocation of assets, which they finance. Elements of working capital have been allocated based on revenues to which they relate. Unallocated assets include other non-current financial assets and deferred tax and unallocated liabilities include borrowings, finance leases and other liabilities relating to financing

2.24.                     Key sources of estimation uncertainty

The Group makes estimates and assumptions concerning the future during the preparation of financial statements. The estimates and assumptions that have a significant risk of affecting the carrying amounts of assets and liabilities in the consolidated interim financial statements within the next financial year are described below.

2.24.1.           Deferred tax assets

The Group recognizes deferred tax assets in its balance sheet relating to tax loss carry forwards. The amount of such deferred tax assets recognized in the balance sheet was EUR 5,225 thousand and EUR 6,300 thousand at 31 March 2007 and 31 December 2006, respectively. The recognition of such deferred tax assets is subject to the utilization of tax loss carry forwards. The utilization of certain amounts of such tax loss carry forwards is subject to statutory limitations and is dependent on the amount of future taxable income of the Group companies, in particular INVITEL and Euroweb Hungary. The Group has recognized deferred tax assets relating to tax loss carry forwards based on estimated future taxable income of INVITEL and Euroweb Hungary according to approved business plans for these entities. If the future taxable income of INVITEL and Euroweb Hungary were to significantly differ from the amounts that were estimated, such differences could impact the amount of deferred tax assets and income tax expense of the Group.

2.24.2.           Allowance for bad and doubtful accounts

The Group calculates an allowance for bad and doubtful accounts receivable to cover the estimated losses resulting from the inability of its customers to make required payments when due.  Allowance for bad debts recognized in the balance sheet amounted to EUR 10,332 thousand, EUR 10,269 thousand at 31 March 2007 and 31 December 2006, respectively. The estimates used in evaluating the adequacy of the allowance for bad and doubtful accounts receivable are based on the aging of the accounts receivable balances and historical write-off experience, customer credit-worthiness, payment defaults and changes in customer payment terms.

The Group considers that the accounting estimate related to the allowance for bad and doubtful accounts receivable is a critical accounting estimate since it involves assumptions about future customer behavior and the resulting future cash collections.  If the financial condition of customers or the economic environment in which they operate were to deteriorate, actual write-offs of currently existing receivables may be higher than expected and may exceed the level of the provision recognized as at 31 March 2007.

2.24.3.           Impairment of property, plant and equipment, intangible assets and goodwill

In determining impairment, the Group considers a number of factors, among others, future cash flows, technological obsolescence and discontinuation of services

The Group recognized impairment loss of EUR 64 thousand and EUR nil thousand for the period ended 31 March 2007 and 2006, respectively, as disclosed in Note 7. The Group considers that the accounting estimate related to asset impairment is a critical accounting policy due to the need to make assumptions regarding the above factors and the material impact that recognising impairment could have on the financial position and results of the Group.

2.24.4.           Depreciation

Property, plant and equipment and intangible assets are recorded at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives. The determination of the useful lives of assets is based on historical experience with similar assets as well as any anticipated technology evolution and changes in broad economic or industry factors. The appropriateness of the estimated useful lives is reviewed annually as described in Note 2.10 and Note 2.11.4.

The Group considers that the accounting estimate related to the determination of the useful lives of assets is a critical accounting estimate since it involves assumptions about technology evolutions in an innovative industry.  Further, due to the significant weight of long-lived assets in the asset base of the Group, the impact of any changes in these assumptions could be material to the Group’s financial position, as well as the results of operations.

2.25.                     Comparative information

In order to maintain consistency with the current period presentation, certain items have been reclassified for comparative purposes.

2.26.                     New accounting pronouncements

A number of new Standards, Amendments to Standards and Interpretations are not yet effective as at 31 March 2007, and have not been applied in preparing these consolidated interim financial statements. The Group plans to adopt these pronouncements when they become effective. Of these pronouncements, potentially the following will have an impact on the Group’s operations.

IFRS 8 – “Operating Segments”, which is effective from 1 January 2009, requires segment disclosure based on the components of the entity that management monitors in making decisions about operating matters.  Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.  The Group expects the new Standard to significantly alter the presentation and disclosure of its operating segments in the consolidated interim financial statements.

3.                          Revenue

For the three months ended 31 March
	2007	2006
(unaudited)
(in thousands of EUR)

Mass Market Voice	18 004	20 305
Mass Market Internet	7 435	5 875
Business	15 609	10 464
Wholesale	8 222	6 484
Total Revenue	49 270	43 128

4.                          Cost of Sales

	For the three months ended 31 March
	2007	2006
	(unaudited)
	(in thousands of EUR)

Sales commissions	(587)	(619)
Interconnect expenses	(9 166)	(8 444)
Access type charges	(4 897)	(1 786)
Other cost of sales	(646)	(452)
Total Cost of Sales	(15 296)	(11 301)

5.                                      Operating Expenses

	For the three months ended 31 March
	2007	2006
	(unaudited)
	(in thousands of EUR)
		As Restated
		(Note 2.2.1)

Personnel expenses (see Note 6)	(5 701)	(4 729)
Headcount-related costs	(1 678)	(1 697)
Advertising and marketing costs	(555)	(660)
Network operating expenses	(3 500)	(2 974)
IT costs	(1 056)	(963)
Local operating and other taxes	(400)	(380)
Bad debt expense	(66)	(328)
Collection costs	(406)	(352)
Legal and audit fees	(69)	(36)
Consultant expenses	(69)	(76)
Management fee	(137)	(131)
Due diligence expense	(112)	(297)
IP TV and tax penalty	(181)	—
Other costs, net	(7)	36
	(13 937)	(12 587)
Less: Capitalised costs	466	600
Total Operating Expenses	(13 471)	(11 987)

Network operating expenses include the maintenance costs of the Group’s telecommunication infrastructure and its license and rental fees. Telecommunication infrastructure rental fees amounted to EUR 1,441 thousand and EUR 954 thousand for the period ended 31 March 2007 and 2006, respectively.

Other costs, net include sundry charges and the profit or loss on sale of property, plant and equipment ans intangible assets.

Capitalized costs include labour and overhead expenses associated with the construction of property, plant and equipment.

6.                                      Personnel Expenses

	For the three months ended 31 March
	2007	2006
	(unaudited)
	(in thousands of EUR)

Salaries	(3 287)	(2 701)
Social security and other contributions	(1 126)	(925)
Personnel related expenses	(459)	(350)
Contracted employees and expatriate costs	(354)	(323)
Bonuses and charges	(463)	(412)
Severance payments	(12)	(18)
Total Personnel Expenses	(5 701)	(4 729)

The number of employees was 912 and 783 at 31 March 2007 and 2006, respectively. Due to the acquisition of Euroweb in May 2006 the number of employees of the Group increased by 181.

7.                                      Depreciation and Amortization

	For the three months ended 31 March
	2007	2006
	(unaudited)
	(in thousands of EUR)

Amortization	(2 221)	(1 536)
Depreciation	(7 822)	(7 681)
Impairment loss	(64)	—
Total Depreciation and Amortization	(10 107)	(9 217)

The impairment loss of EUR 64 thousand for the period ended 31 March 2007 related to the impairment of certain DSL equipment.

8.                                      Cost of Restructuring

	For the three months ended 31 March
	2007	2006
	(unaudited)
	(in thousands of EUR)

Cost of reorganization	(162)	(184)
Total Cost of Restructuring	(162)	(184)

The Cost of reorganization in the amount of EUR 162 thousand and EUR 184 thousand for the period ended 31 March 2007 and 31 March 2006, respectively mainly includes termination benefits paid to employees related to the rationalization of the company structure and consolidating locations of the business accross geographical areas.

9.                                      Financial Costs

	For the three months ended 31 March
	2007	2006
	(unaudited)
	(in thousands of EUR)

Interest income	172	337
Fair value change of forward contracts	—	3 082
Net foreign exchange (loss)/gain	2 705	—
Financial Income	2 877	3 419
Related party interest expense	(436)	(398)
Third party interest expense	(5 811)	(5 576)
Bond discount	(57)	(57)
Amortization of deferred borrowing costs	(350)	(350)
Interest expense	(6 654)	(6 381)
Net foreign exchange (loss)/gain	—	(16 133)
Fair value change of forward contracts	(229)	—
Fair value change of swap deals	—	(123)
Fair value change of hedged items	—	(1 531)
Other financial expense	—	(102)
Financial Expense	(6 883)	(24 270)

Total Financial Costs	(4 006)	(20 851)

All interest income recorded for the period ended 31 March 2007 and 2006 relates to cash and cash equivalents. Fair value changes of forward contracts, swap contracts and hedged items relate to fair values of financial instruments (see Note 16.)

10.                               Intangible Assets

Movements during the period in the Group’s intangible assets were as follows:

				Subscriber		Total
		Property		Acquisition		Intangible
	Software	Rights	Goodwill	Costs	Other	Assets
	(inthousands of EUR)

Cost as at 1 January 2006	38002	15085	131	2448	—	55666
Additions during the period	561	528	—	721	—	1810
Disposals during the period	(1)	—	—	—	—	(1)
Effect of exchange rates	(2367)	(946)	(8)	(186)	—	(3507)
Cost as at 31 March 2006	36195	14667	123	2983	—	53968

Accumulated amortization as at 1 January 2006	(35182)	(9002)	—	(748)	—	(44932)
Amortization charge for the period	(543)	(541)	—	(452)	—	(1536)
Impairment for the period	—	—	—	—	—	—
Disposals during the period	1	—	—	—	—	1
Effect of exchange rates	2194	572	—	68	—	2834
Accumulated amortization as at 31 March 2006	(33530)	(8971)	—	(1132)	—	(43633)

Carrying value as at 1 January 2006	2820	6083	131	1700	—	10734
Carrying value as at 31 March 2006 (unaudited)	2665	5696	123	1851	—	10335

Cost as at 1 January 2007	41671	16912	17219	5247	2949	83998
Additions during the period	938	599	—	1071	—	2608
Disposals during the period	—	—	—	—	—	—
Effect of exchange rates	493	345	276	102	165	1381
Cost as at 31 March 2007	43102	17856	17495	6420	3114	87987

Accumulated amortization as at 1 January 2007	(37547)	(11096)	—	(3164)	(227)	(52034)
Amortization charge for the period	(712)	(577)	—	(831)	(101)	(2221)
Impairment for the period	—	—	—	—	—	—
Disposals during the period	—	—	—	—	—	—
Effect of exchange rates	(447)	(339)	—	(65)	(14)	(865)
Accumulated amortization as at 31 March 2007	(38706)	(12012)	—	(4060)	(342)	(55120)

Carrying value as at 1 January 2007	4124	5816	17219	2083	2722	31964
Carrying value as at 31 March 2007 (unaudited)	4396	5844	17495	2360	2772	32867

11.                               Property, Plant and Equipment

Movements during the period in the Group’s property, plant and equipment were as follows:

					Total Property,
	Land and	Network and		Capital Work In	Plant and
	Buildings	Equipment	Other	Progress	Equipment
	(in thousands of EUR)

Cost as at 1 January 2006	4 649	497 360	20 974	7 801	530 784
Additions during the period	—	(6)	—	3 743	3 737
Transfers from capital WIP	61	3 173	95	(3 329)	—
Disposals during the period	(5)	(19)	(152)	—	(176)
Effect of exchange rates	(288)	(30 690)	(1 286)	(500)	(32 764)
Cost as at 31 March 2006	4 417	469 818	19 631	7 715	501 581

Accumulated depreciation as at 1 January 2006	(1 178)	(226 809)	(18 448)	—	(246 435)
Depreciation charge for the period	(63)	(7 320)	(298)	—	(7 681)
Impairment for the period	—	—	—	—	—
Disposals during the period	—	14	152	—	166
Effect of exchange rates	76	14 289	1 138	—	15 503
Accumulated depreciation as at March 2006	(1 165)	(219 826)	(17 456)	—	(238 447)

Carrying value as at 1 January 2006	3 471	270 551	2 526	7 801	284 349
Carrying value as at 31 March 2006 (unaudited)	3 252	249 992	2 175	7 715	263 134

Cost as at 1 January 2007	4 695	512 322	21 251	10 086	548 354
Additions during the period	—	—	—	4 923	4 923
Transfers from capital WIP	5	4 243	380	(4 628)	—
Disposals during the period	(12)	(187)	(258)	—	(457)
Effect of exchange rates	73	8 042	318	170	8 603
Cost as at 31 March 2007	4 761	524 420	21 691	10 551	561 423

Accumulated depreciation as at 1 January 2007	(1 411)	(254 744)	(18 808)	—	(274 963)
Depreciation charge for the period	(73)	(7 393)	(356)	—	(7 822)
Impairment for the period	—	(64)	—	—	(64)
Disposals during the period	—	129	258	—	387
Effect of exchange rates	(23)	(4 034)	(281)	—	(4 338)
Accumulated depreciation as at March 2007	(1 507)	(266 106)	(19 187)	—	(286 800)

Carrying value as at 1 January 2007	3 284	257 578	2 443	10 086	273 391
Carrying value as at 31 March 2007 (unaudited)	3 254	258 314	2 504	10 551	274 623

Network and Equipment includes all tangible assets associated with the telecommunication network and related equipment.

Other assets include other non-telecom equipment, fixtures and fittings, vehicles and computers.

Capital Work in Progress includes property, plant and equipment in the course of construction. After completion, such assets are put into operation (capitalized) and are transferred to the appropriate fixed asset categories. No depreciation is charged on capital work in progress.

12.                               Cash and Cash Equivalents

	At 31 March	At 31 December
	2007	2006
	(unaudited)
	(in thousand of EUR)

Cash on hand and in banks	7 653	919
Cash deposits	405	12 689
Total Cash and Cash Equivalents	8 058	13 608

Out of the total of Cash and Cash Equivalents of EUR 8,058 thousand at 31 March 2007, the EUR denominated part is EUR 4,776 thousand or 59%, the HUF denominated part is EUR 3,165 thousand or 39%, the USD denominated part is EUR 62 thousand or 1%, and the RON denominated part is EUR 55 thousand or 1%.

Out of the total of Cash and Cash Equivalents of EUR 13,608 thousand at 31 December 2006, the EUR denominated part is EUR 2,757 thousand or 20%, the HUF denominated part is EUR 10,635 thousand or 78%, the USD denominated part is EUR 56 thousand or 1%, and the RON denominated part is EUR 160 thousand or 1%.

The effective interest rate for cash and cash equivalents was 5.8% in the period ended 31 March 2007 and 5.0% in the period ended 31 December 2006.

13.                               Trade and Other Receivables

	At 31 March	At 31 December
	2007	2006
(unaudited)
(in thousands of EUR)

Trade accounts receivable	27 074	29 807
Allowance for bad and doubtful accounts	(10 332)	(10 269)
Other receivables	1 930	1 457
Total Trade and Other Receivables	18 672	20 995

Trade accounts receivable are mostly denominated in HUF.

All receivables fall due within one year, except that long overdue receivables, which are overdue by more than one year, are carried in the Trade accounts receivable balance in the amount of EUR 8,526 thousand at 31 March 2007 and EUR 8,470 million at 31 December 2006 as the current Hungarian legislation places restrictions on the write off of receivables as a tax-deductible expense until sufficient proof exists for the receivable to be cleared from the accounts.

Movements in the allowance for bad and doubtful accounts are included as Bad debt expense within Operating expenses.

Other receivables include advances to suppliers and prepaid taxes.

14.                               Shareholders’ Equity

At 31 March 2007 the authorized share capital of Matel was EUR 408,600,000 divided into 90,000,000 ordinary shares with a par value of EUR 4.54 each. At 31 March 2007 the issued share capital of Matel was EUR 92,201,227. The issued capital is fully paid in.

The Group had an employee share ownership program (“ESOP”) for senior executives, whereby Matel Holdings, the 100% shareholder of Matel, could issue stock options to senior executives of INVITEL up to 5% of the ordinary shares of Matel Holdings, represented by non-voting C shares.

During 2003 and 2004 Matel Holdings issued options for the purchase of shares representing 4.15% of its outstanding shares. The senior executives exercised the options upon issue and entered into shareholder agreements (“the Agreements”).

During the year ended 31 December 2006 Matel Holdings granted further options for the purchase of non-voting C shares representing 0.85% of Matel Holdings ordinary shares. With this grant the maximum number of options issuable under the ESOP has been issued. . The non-voting C shares were held equally by the holders of the A and B shares until exercise of the option issued under the employee share ownership program. These shares are subject to the Agreements previously entered into. The Group has assessed the options as meeting the definition of equity settled share based payments under IFRS 2. The Agreements prescribe the use of the valuation guidelines set out in the European Private Equity and Venture Capital Association Guidelines to determine fair value.  The shares issued under the ESOP were purchased by the senior executives from the holders of the A and B Matel Holdings shares at approximately EUR 673 thousand below fair value. As these options vested upon issue, EUR 673 thousand has been recorded among capital reserve in the second quarter of 2006.

On 30 October 2006 Invitel Holdings issued Floating Rate Senior PIK Notes (the “PIK Notes”). Following the issue of the PIK Notes the shareholders contributed their shareholdings in Matel Holdings into Invitel Holdings as a share premium contribution. The net proceeds from the issue of the PIK Notes were used by Invitel Holdings for the repurchase of certan of its shares as a result of which Invitel Holdings is owned in equal parts by EEIF, GMT and INVITEL management.

The balance of Capital reserve of EUR 122,110 thousand at 31 March 2007 and 31 December 2006 includes the amounts of share capital of former legal entities merged into Matel. There is no restriction for distribution regarding these amounts. During the second quarter of 2006 an amount of EUR 673 thousand was credited to Capital reserve relating to executive share based compensation described above.

The Cumulative translation reserve comprises all foreign exchange differences arising from the translation into EUR of the financial statements of foreign operations whose functional currency is not EUR.

The Hedging reserve includes the fair value movements of the effective portions of hedging derivatives designated as cash-flow hedges.

As at 31 March 2007 and 31 December 2006 minority interest related to the 0.02% investments held in INVITEL by local municipalities and the 0.04% investments held in Euroweb Romania by individuals.

15.                               Interest Bearing Borrowings

	At 31 March	At 31 December
	2007	2006
(unaudited)
(in thousands of EUR)

Current Portion of Interest Bearing Borrowings
Secured bank facility loan
- HUF	3 629	3 448
- EUR	18 983	18 329
Current Portion of Investment credit facility	1 333	2 666
Deferred borrowing costs	(623)	(613)
	23 322	23 830

Interest Bearing Borrowings
Secured bank facility loan
- HUF	14 888	15 639
- EUR	77 892	83 129
Investment credit facility	—	—
Related party subordinated loan	19 016	18 580
High yield bonds, net of discount	140 747	140 689
Deferred borrowing costs	(6 439)	(6 695)
Total Interest Bearing Borrowings	246 104	251 342

Secured Bank Facility Loan

Facilities

On 6 August 2004 INVITEL signed a multi-currency term and revolving credit facility agreement (“the Facilities Agreement”) with a bank syndicate, amounting to EUR 165 million (“the Secured Bank Facility Loan”). The transaction cost of EUR 4.4 million reduced the initial amount of the loan, and as such are inlcuded in the effective interest rate calculation.

Based on the Facilities Agreement INVITEL is provided with the following facilities. Under Facility “A”, INVITEL borrowed an initial amount of EUR 134,303 thousand, under Facility “B”, INVITEL borrowed an initial amount of HUF 6 416 533 thousand, the equivalent of EUR 25,697 thousand at the initial drawdown of the loan, under Facility “C”, INVITEL is provided with a revolving credit facility of (i) EUR 4,197 thousand and (ii) HUF 200 517 thousand, the equivalent of EUR 803 thousand. However the total outstanding amount of Facilities “A”, “B” and “C” cannot exceed the total amount of EUR 165 million.  Facility “C” has not yet been utilized.

The current and non-current portion of the Secured Bank Facility Loan by Facility A and Facility B are detailed in the following table:

	At 31 March 2007			At 31 December 2006
	Current	Non-Current	Total	Current	Non-Current	Total
		(unaudited)		(in thousands of EUR)
(in thousands of EUR)

Secured bank facility loan
Facility A	18 983	77 892	96 875	18 329	83 129	101 458
Facility B	3 629	14 888	18 517	3 448	15 639	19 087
Total Secured Bank Facility Loan	22 612	92 780	115 392	21 777	98 768	120 545

Interest

The Secured Bank Facility Loan bears a floating interest charge comprising of the applicable EURIBOR and BUBOR rate, a margin and the mandatory cost. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank or the central bank of Hungary. The Mandatory Cost is expressed as a percentage rate per annum. It is represented to be a reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank or (as the case may be) the central bank of Hungary in respect of loans made from that Facility Office. No Mandatory Cost has been payable since the refinancing on 6 August 2004.

From the initial utilization date of 6 August 2004 of the Secured Bank Facility Loan until the date falling twelve months after, the margin related to any interest period is a minimum of 2.25% per annum. The margin depends on the ratio of Senior Debt to Twelve Month Consolidated EBITDA (each as defined in the Facilities Agreement) ratio of Matel. The margin at 31 March 2007 is at 1.75% per annum and was 1.75% per annum at 31 December 2006.

Interest payments are due on a monthly, quarterly or semi-annual basis depending on the decision of the Company.

The effective interest rate on the Secured Bank Facility Loan Facility “A” was approximately 5.55% at 31 March 2007 and approximately 5.61% at 31 December 2006. The effective interest rate on the Secured Bank Facility Loan Facility ”B” was approximately 10.20% at 31 March 2007 and approximately 10.13% at 31 December 2006.

On 27 April 2007, in connection with the Acquisition, the Facilities Agreement was amended and restated (see Note 27).

High Yield Bonds

On 6 August 2004, the Company issued high yield bonds (“the HY Bonds”), in the aggregate principal amount of EUR 142 million.  The issue was at 98.682% of the face value and resulted in cash proceeds of EUR 140.1 million. The cost of issuance of EUR 6.7 million has been deferred over the term of the HY Bonds and is recognised in the income statement using the effective interest rate method.

The HY Bonds bear a fixed interest charge of 10.75%, payable on a semi-annual basis on 15 February and 15 August each year. The final maturity of the HY Bonds is on 15 August 2012. The HY Bonds were first listed on the Luxembourg Stock Exchange on 24 August 2005. The quotes can be found on the official website of the Luxembourg Stock Exchange under security label “MagyTel”.

The effective interest rate on the HY Bonds was approximately 11.91% as at 31 March 2007 and approximately 12% as at 31 December 2006.

Redemption option

At the option of the Company, it may redeem some or all of the HY Bonds on or after 15 August 2008 at the redemption prices as follows, plus accrued and unpaid interest:

Year	Redemption price
2008	105.375%
2009	103.583%
2010	101.792%
2011 and thereafter	100.000%

At any time prior to 15 August 2008, the Company may redeem some or all of the HY Bonds at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, together with accrued and unpaid interest up to the redemption date. In addition, at any time prior to 15 August 2007 the Company may redeem up to 35% of the aggregate principal amount of the HY Bonds at a redemption price of 110.75% of their principal amount, plus accrued and unpaid interest, if any to the redemption date, if a certain public equity offering occurs. The make-whole premium (“Applicable Redemption Premium”) means, with respect to any HY Bonds on any redemption date, the excess of: a) the present value at such redemption date of (x) the redemption price of such HY Bonds at August 15, 2008 (according to the table “Redemption Options” on or after 15 August 2008, plus (y) all required interest payments that would otherwise be due to be paid on such HY Bonds during the period between the redemption date and 15 August 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over b) the outstanding principal amount of the HY Bonds.

The early redemption of the HY Bonds cannot occur before the discharge of the Senior Bank Facility unless the majority of the lenders previously consented.

Covenants

Limitation on debt

In accordance with the HY Bonds Indenture (the “Indenture”) the Company will be permitted to incur additional debt if (i) after giving effect of the incurrence of such debt and the application of the proceeds thereof, on a pro-forma basis, no default or event of default would occur or be continuing and (ii) the Consolidated Leverage Ratio for the Company would be less than 5.0 to 1.0. The “Consolidated Leverage Ratio” is defined as the outstanding debt of the Company on a consolidated basis to the pro forma EBITDA for the period of the most recent four consecutive fiscal quarters.

Covenants on distribution

The aggregate amount of all restricted payments, including dividends or any other any other distributions, principal and interest payments of the Related Party Subordinated Loan prior to any scheduled payment or maturity date, shall not exceed 50% of the Company’s consolidated adjusted net income on a cumulative basis during the period beginning on the date of the Indenture and ending on the last day of the last fiscal quarter ending prior to the date of such proposed payment.

In accordance with the Indenture the aggregate amount of any other restricted payments shall not exceed EUR 8 million.

Guarantee and security

The obligations of the Company under the HY Bonds are guaranteed on a senior subordinated basis by INVITEL and V-Holding.

A security deposit over the shares of the Company in INVITEL and V-Holding, and over the funding loan from the Company to INVITEL of the proceeds from the issuance of the HY Bonds, ranking second after the security deposit established pursuant to the Facilities Agreement, the Indenture and the related inter-creditor arrangements has been established in favour of the HY Bonds holders.

The Company was in compliance with all covenants as at 31 March 2007.

Investment Credit Facility

Facilities

On 11 May 2006 INVITEL signed a EUR 9,000 thousand credit facilities agreement (the “Investment Credit Facilities Agreement”) with HVB Bank Hungary Zrt.

Based on the Investment Credit Facilities Agreement INVITEL is provided with the following facilities. Under the “Investment Loan Facility”, INVITEL was provided with a total amount of EUR 8,000 thousand facility which was available for drawdown until 31 December 2006. The Investment Loan Facility was used for financing the acquisition of Euroweb. On 23 May 2006 INVITEL drew EUR 4,000 thousand of the total available amount of EUR 8,000 thousand.  The remaining part was not drawn by 30 June 2006 therefore it is no longer available. Until 31 March 2007 INVITEL repaid EUR 2,667 thousand of the outstanding loan. After such repayment the outstanding balance of the Investment Credit Facility loan was EUR 1,333 thousand at 31 March 2007.

Under the “Revolving Credit Facility”, INVITEL was provided with a total amount of EUR 1,000 thousand facility available for general corporate purposes. The Revolving Credit Facility is available for drawdown in both EUR and HUF. As at 31 March 2007 no amount was drawn under this facility.

Interest

Both facilities bear a floating interest charge comprising of the applicable EURIBOR and BUBOR rate and a margin of 0.24% and 0.21% for the Investment Loan Facility and the Revolving Credit Facility, respectively.

An interest payment was due on 30 June 2006 on the Investment Loan Facility. Thereafter, interest is payable on a quarterly basis until maturity. On the Revolving Credit Facility interest is payable weekly, monthly and quarterly, depending on the decision of INVITEL.

The effective interest rate of the Investment Loan was 3.63% as at 31 March 2007 and 3.63% at 31 December 2006.

Repayment and maturity of the Investment Loan

The remaining balance of the Investment Loan is repayable on 30 September 2007. All amounts outstanding under the Revolving Credit Facility need to be repaid on 22 May 2007.

Guarantee and security

The Investment Credit Facilities were provided on an unsecured basis to the Company. However INVITEL procured that its obligations under the Investment Credit Facilities Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations.  In addition, INVITEL does not permit to exist any encumbrance over all or any part of its respective present and future undertakings, assets, rights or revenues to secure or prefer any of their present and future indebtedness, other than a ‘Permitted Encumbrance’ as defined in the and under the terms of the Facilities Agreement (see above).

Related Party Subordinated Loan

On 6 August 2004 part of the proceeds of the Secured Bank Facility Loan and HY Bonds issue were used to partially repay the Related Party Subordinated Loan provided by Matel Holdings to the Company. On 6 August 2004 the outstanding amount was reduced by the repayment of EUR 64,700 thousand, to EUR 24,900 thousand.

On 6 August 2004 a restated loan agreement was concluded between Matel Holdings and the Company for the outstanding amount of the loan. The Related Party Subordinated Loan bears a fixed interest charge of 9.75%, which is compounded annually. The loan is to be repaid in full including the compounded interest at maturity, on 15 August 2013.

The Related Party Subordinated Loan is subordinated with respect to the obligation from the Secured Bank Facility Loan and the HY Bonds.

The Company repaid EUR 7,500 thousand of the outstanding Related Party Subordinated Loan to Matel Holdings on 15 February 2005. This repayment included a principal loan repayment of EUR 6,726 thousand and repayment of accrued interest carried in the loan balance of EUR 774 thousand.

The outstanding balance of related party subordinated loan was EUR 19,016 thousand and EUR 18,580 thousand as at 31 March 2007 and 31 December 2006, respectively, including accrued interest of EUR 882 thousand and EUR 446 thousand as at 31 March 2007 and 31 December 2006, respectively.

Deferred Borrowing Costs

The current and non-current portion of the deferred borrowing costs by Facility A and Facility B and the HY Bonds are detailed in the following table:

	At 31 March 2007			At 31 December 2006
	Current	Non-Current	Total	Current	Non-Current	Total
		(unaudited)		(in thousands of EUR)
	(in thousands of EUR)

Deferred borrowing costs
Facility A	(523)	(1701)	(2224)	(515)	(1801)	(2316)
Facility B	(100)	(325)	(425)	(98)	(345)	(443)
Bond	—	(4413)	(4413)	—	(4549)	(4549)
Total Deferred Borrowing Cost	(623)	(6439)	(7062)	(613)	(6695)	(7308)

16.                               Financial Instruments

Financial instruments carried on the balance sheet include cash and bank balances, investment in securities, trade and other receivables, trade payables, leases receivables and payables and borrowings. The Group also has derivative financial instruments that reduce the exposure to fluctuations in foreign currency exchange and interest rates and manage credit risk.

Credit risk

The Group has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount. The Group generally does not require collateral in respect of financial assets. The Group is not exposed to any significant concentration of credit risk as its customer base is widely spread.

Investments are allowed in EUR or HUF denominated securities, which are freely negotiable, marketable and (1) are rated at least AA by Standard & Poor’s Corporation or Aa2 by Moody’s Investor Services, Inc. or (2) are issued by the Republic of Hungary. Transactions involving derivative financial instruments are with counter-parties with whom the Group has a signed netting agreement as well as high credit ratings. Given their high credit ratings, management does not expect any counter-party to fail to meet its obligations with respect to its derivative financial instruments.

The Group has made provisions of EUR 10,332 thousand and EUR 10,269 thousand for overdue receivables at 31 March 2007 and 31 December 2006, respectively. Besides the risk on receivables the maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, in the balance sheet. Due to the nature of the services provided by the Group there are no significant concentrations of credit risk.

Liquidity risk

In accordance with the Treasury Policy of the Group as approved by the Board of Directors, a prudent liquidity management is maintained by means of holding sufficient amounts of cash and marketable securities that are available for making all operational and debt service related payments when they become due. In addition the Company has a EUR 5,000 thousand revolving bank facility as part of the EUR 165 million Senior Bank Facility (see Note 15). The Revolving Facility can be drawn partly in EUR and in HUF until the final maturity of the Senior Bank Facility Loan. In addition the Company has an EUR 1,000 thousand Revolving Facility as part of the EUR 9,000 thousand Investment Loan (see Note 15) being available for drawdown until 22 May 2007.  None of the revolving facilities have been utilized yet.

The Group only invests in highly liquid assets, which are readily convertible into cash.

Interest rate risk

The Group’s investments in fixed-rate debt securities and its fixed-rate borrowings are exposed to a risk of change in their fair value due to changes in interest rates. The Group’s investments in variable-rate debt securities and its variable-rate borrowings are exposed to a risk of change in cash flows due to changes in interest rates.

The Group is exposed to interest rate cash flow risk since a portion of the interest of its Interest Bearing Borrowings is based on variable inter-bank rates. To reduce its interest rate cash flow risk the Group entered into Interest Rate Swap Agreements based on standard ISDA agreements in which the floating EURIBOR rates were swapped for fixed EUR rates.

In 2001 the Group entered into agreements with BNP Paribas Paris (“BNP”) and with Royal Bank of Scotland (“RBS”, hereinafter referred to as the “2001 Interest Rate Swap”) and the total notional amount of the outstanding are as follows:

31/12/2004 – 30/06/2005	EUR 170 million
30/06/2005 – 30/12/2005	EUR 155 million
30/12/2006 – 30/06/2006	EUR 140 million
30/06/2006 – 29/12/2006	EUR 120 million

Based on the agreements the floating rate of six month EURIBOR was swapped to a fixed rate of 5.50% from 1 January 2004 until 29 December 2006.

In March 2006 the Group continued the execution of its Hedging Program and entered into two one year interest rate swap agreements with BNP for the following periods and notional amounts:

29/12/2006 – 30/03/2007	EUR 101 million
30/03/2007 – 29/06/2007	EUR 97 million
29/06/2007 – 28/09/2007	EUR 92 million
28/09/2007 – 28/12/2007	EUR 88 million

Based on the agreements the floating rate of three month EURIBOR has been swapped to a fixed rate of 3.43% from 1 January 2007 until 28 December 2007, thereby hedging 100% of the interest rate risk related to the EUR tranche of the Senior Bank Facility Loan (hereinafter the “2006 Interest Rate Swap”) for the period of the swap agreements.

Based on the existing hedging policy not less than 50 percent of the outstanding amount of the Secured Bank Facility Loan has to be hedged to cover interest rate risk, for the period of a minimum of two years.

	Notional amount		Fair value
	At 31 March	At 31 December	At 31 March	At 31 December
	2007	2006	2007	2006
	(unaudited)		(unaudited)
	(in thousands of EUR)		(in thousands of EUR)

Interest rate swaps - hedging	96 875	101 457	432	470
Interest rate swaps - non hedging	—	—	—	—
	96 875	101 457	432	470

As described in Note 2.13 the Group, based on its review of the classification of its interest rate derivative portfolio and the putting into place of various procedures to meet the hedging requirements of IAS 39, has applied cash-flow hedge accounting for the portion designated into the hedging relationship as from 1 January 2005.  85% of the notional amount of the 2001 Interest Rate Swap has been designated into the hedging relationship. The change in the fair value of the interest rate swap is recognized as follows:

(i)                                    15% of the change in the fair value (portion not designated to the hedging relationship) of the interest rate swap is recognized in the income statement as net financial expense.

(ii)                                 The effective portion of the fair value change is recognized in equity as cash-flow hedge reserve.

(iii)                              The remaining amount of the fair value change (ineffective portion) is recognized in the income statement as net financial expense.

Based on the measurement of hedge effectiveness as of 31 March 2005, the 2001 Interest Rate Swaps were no longer considered effective. As a consequence all subsequent changes in the fair value of the 2001 Interest Rate Swaps were recognized directly in the income statement

The 2006 Interest Rate Swap have been designated into the hedging relationship in their full amount at inception, as they are expected to effectively hedge the interest rate exposure due in 2007 due to the matching of principal terms.

Foreign currency risk

Most of the Group’s recurring revenue is denominated in HUF, but its Secured Bank Facility Loan is 84% denominated in EUR and only 16% in HUF. In addition the HY Bonds, the PIK Notes and the Related Party Subordinated Loan are also denominated in EUR, thus, the Group incurs significant foreign currency risk.

According to the existing Hedging Policy the Group hedges at least 50 percent of the scheduled repayment of the EUR Secured Bank Facility Loan and the interest payment of the HY Bonds due within the next two years. The Group uses forward exchange contracts to hedge its foreign currency risk by purchasing forward EUR contracts at a fixed price. The forward exchange contracts have maturities from 29 June 2007 to 15 February 2008.

	Notional amount		Fair value
	At 31 March	At 31 December	At 31 March	At 31 December
	2007	2006	2007	2006
	(unaudited)		(unaudited)
	(in thousands of EUR)		(in thousands of EUR)

Foreign exchange forward - hedging	29 948	40 988	(2 624)	(2 327)
Foreign exchange forward - non-hedging	—	—	—	—
	29 948	40 988	(2 624)	(2 327)

As described in Note 2.13 the Group, based on its review of the classification of its foreign exchange forward portfolio and the putting into place various procedures to meet the hedging requirements of IAS 39, has applied fair value hedge accounting for the contracts designated into hedging relationships as from 1 January 2005. All forward foreign exchange contracts are stated at their fair value and the income statement resulting from the changes in the fair value has been recognized in the income statement as net financial expenses.

The fair value changes relating to changes on unrecognized firm commitments designated in fair value hedges is recognized as a derivative financial asset or liability against financial costs.

Reconciliation of derivative fair values

The tables below provide a reconciliation of the fair value of the derivative contracts outstanding at the reporting date to the balance sheet. As at the reporting date the fair value of derivatives were recognized in the balance sheet as Derivative Financial Instruments or as Other Non-Current Asset/Liability depending on the maturity of the contracts. As described in Note 2.13 the Company applies hedge accounting since 1 January 2005. As a result, the fair value of hedged items (firm commitments) is also recognized in the balance sheet as Derivative Financial Instruments or as Other Non-Current Asset/Liability depending on the maturity of the item being hedged.

At 31 March 2007
	Positive	Negative	Net
(unaudited)
(in thousands of EUR)

Fair value of fx forward contracts - current	—	2 624	(2 624)
Fair value of fx forward contracts - non-current	—	—	—
Fair value of IRS contracts - current	432	—	432
Fair value of IRS contracts - non-current	—	—	—
	432	2 624	(2 192)

At 31 Decmeber 2006
	Positive	Negative	Net
(in thousands of EUR)

Fair value of fx forward contracts - current	—	2 327	(2 327)
Fair value of fx forward contracts - non-current	—	—	—
Fair value of IRS contracts - current	470	—	470
Fair value of IRS contracts - non-current	—	—	—
	470	2 327	(1 857)

Fair value of non-current derivative financial instruments is presented in the balance sheet as follows:

	At 31 March 2007	At 31 December 2006
	(unaudited)
	(in thousands of EUR)

Positive fair value of fx forward contracts - current	—	—
Positive fair value of IRS contracts - current	432	470
Fair value of hedged items (current)	1 028	985
Current Derivative Financial Instruments - Assets	1 460	1 455

	At 31 March 2007	At 31 December 2006
(unaudited)
(in thousands of EUR)

Negative fair value of fx forward contracts - current	2 624	2 327
Negative fair value of IRS contracts -current	—	—
Fair value of hedged items (current)	—	—
Current Derivative Financial Instruments - Liabilities	2 624	2 327

Fair values

The net carrying amounts of financial assets including cash, receivables and payables reflect reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

The market value of the HY Bonds was 111%, EUR 157,620 thousand as at 31 March 2007 as quoted on the Luxembourg Stock Exchange.

The fair value of the Secured Bank Facility Loan approximates the carrying amounts in the financial statements due to (i) the variable interest paid on this debt being re-priced at least on a semi-annual basis and (ii) the fact that the risk premium component of the interest paid to the bank syndicate reflects the credit risk of the Company as it changes in accordance with the Senior Debt to EBITDA ratio.

The shareholder loan bears fixed interest of 9.75% which is compounded on an annual basis. The fair value of the loan was approximately EUR 16.2 thousand at 31 March 2007, based on the net present value of future cash-flow using the estimated market rate and credit risk premium.

The fair value of the Investment Loan Facility approximates the carrying amounts in the financial statements due to the variable interest paid on this debt being re-priced at least on a quarterly basis.

17.                               Other Non-Current Liabilities

	At 31 March	At 31 December
	2007	2006
	(unaudited)
	(in thousands of EUR)

Financial lease	273	32
Total Other Non-Current Liabilities	273	32

18.                               Provisions

	At 31 March	At 31 December
	2007	2006
	(unaudited)
	(in thousands of EUR)

Provision for restructuring	930	879
Provision for legal cases	6	5
Total Provisions	936	884

Provision for restructuring at 31 March 2007 relates to the expected costs arising from current plans of restructuring of Euroweb Hungary in connection with its acquisition by INVITEL and relocation of its premises.

Provision for legal cases relates to ongoing legal cases with former employees. These legal cases are expected to be closed during the next two years.

The amount of provisions made approximates the expected outflows of economic benefits.

19.                               Accrued Expenses and Deferred Income

	At 31 March	At 31 December
	2007	2006
(unaudited)
(in thousands of EUR)

Accrued expenses	9 067	8 852
Accrued interest	1 934	6 254
Deferred income	2 319	1 781
Total Accrued Expenses and Deferred Income	13 320	16 887

20.                               Operating Leases

Total operating leases are payable as follows:

	At 31 March	At 31 December
	2007	2006
(unaudited)
(in thousands of EUR)

1 year or less	5 964	5 298
2-3 years	6 358	5 932
4-5 years	3 312	3 728
After 5 years	4 594	4 783
Total Operating Leases	20 228	19 741

21.                               Capital Commitments

During the period ended 31 March 2007 the Group entered into several purchase contracts and commitments for future capital expenditures (including the purchase of new equipment or upgrading existing equipment).

The value of such capital commitments was EUR 2,774 thousand at 31 March 2007, and EUR 1,972 thousand at 31 December 2006 in the case of INVITEL. Current projects to which such capital commitments relate to include investment in information systems and customer service related infrastructure, data and voice transmission equipment, and access network construction. Capital commitments are expected to be realized during the course of the year.

Euroweb Romania has finance lease agreements that expire over the next two years. The future minimum lease payments arising from such finance leases are as follows: EUR 39 thousand in 2007 and EUR 37 thousand in 2008.

As at 31 March 2007 and 31 December 2006 the Group had the following outstanding payment guarantees:

	At 31 March 2007
	(in thousands of EUR)
	(unaudited)
Beneficiary	Amount	Maturity	Guarantee issuer
TeliaSonera International Carrier Hungária Távközlési Kft.	617	15/01/2008	Kereskedelmi és Hitelbank ZRt.
Hungarotel Távközlési ZRt.	51	05/10/2007	Kereskedelmi és Hitelbank ZRt.
Magyar Telecom Nyrt.	466	31/03/2007	Kereskedelmi és Hitelbank ZRt.
Einkaufs-Center Arkaden Pécs KG Magyarország Fióktelep	4	31/12/2007	Kereskedelmi és Hitelbank ZRt.
	1 138

	At 31 December 2006
	(in thousands of EUR)
Beneficiary	Amount	Maturity	Guarantee issuer
Hungarotel Távközlési ZRt.	51	05/10/2007	Kereskedelmi és Hitelbank ZRt.
	51

22.                               Contingencies

The Group is involved in legal proceedings in the normal course of business. Based on legal advice, management does not expect the outcome of these cases to have a material effect on the Group’s financial positions.

The Group accounts for termination services provided by mobile operators at regulated interconnection rates. The mobile service providers have ongoing legal cases against the regulator with respect to such termination fees. Management of the Group believes that the outcome of such disputes will not have a significant impact on the consolidated interim financial statements of Matel, and accordingly no provision has been recorded in the consolidated interim financial statements for the possible return of amounts arising from reduced regulated interconnection rates.

23.                               Taxation

The Income taxes (expense) / benefit for the period comprises:

	For the three months ended 31 March
	2007	2006
	(unaudited)
	(in thousands of EUR)
		As Restated
		(Note 2.2.1)

Current tax	(967)	(627)
Deferred tax	(1 184)	1 883
Income Tax (Expense) / Benefit	(2 151)	1 256

Matel is resident for tax purposes in the Netherlands and is subject to Dutch corporate income tax on its net worldwide income. As from 1 January 2007 the corporate income tax rate was reduced to 25.5% from 29.6%. Profits up to EUR 25,000 are subject to a rate of 20% and profits between EUR 25,000 and EUR 60,000 are taxed at 23.5%.

Since Matel’s subsidiaries are subject to the participation exemption in Article 13 of the Dutch Corporate Income Tax Act, dividends received from the subsidiaries will not be subject to Dutch corporate income tax upon meeting the relevant criteria. It is not expected that Matel will derive any significant income from its investments in its subsidiaries in Hungary.

Matel is required to remit 8.3% withholding tax on dividends paid to its shareholders. Under certain conditions, the Dutch dividend withholding tax rate would be reduced if Matel distributed dividends to its shareholders out of dividends that it has received from its subsidiaries, providing the latter have been subject to a dividend withholding tax.

INVITEL, V-Holding and Euroweb Hungary are tax resident in Hungary and are taxed at flat corporate income tax rate of 16%. The tax basis is the adjusted unconsolidated pre-tax profit.

As of 1 September 2006, a new tax (the “Solidarity Tax”) was introduced in Hungary on top of the 16% corporate income tax. The rate of Solidarity Tax is 4%. The basis of Solidarity Tax is the unconsolidated adjusted pre-tax profit.  Tax losses carried forward cannot be offset against the basis of the Solidarity Tax.

Euroweb Romania is tax resident in Romania. The Romanian corporate income tax rate is 16%.

Deferred tax assets are attributable to the following items:

	Assets		Liabilities
	31 March 2007	31 December 2006	31 March 2007	31 December 2006
	(unaudited)		(unaudited)
	(in thousands of EUR)		(in thousands of EUR)

Tax loss carried forward	5 225	6 300	—	—
Other non-current financial assets	—	—	132	98
Interest bearing borrowings	—	—	1 328	1 374
Intangible assets	608	626	684	674
Provisions	120	173	—	43
Property, plant and equipment	16	21	—	35
Deferred foreign exchange loss	663	669	—	—
	6 632	7 789	2 144	2 224
Net Deferred Tax Assets	4 488	5 565

Deferred tax liabilities are attributable to the following items:

	Assets		Liabilities
	31 March 2007	31 December 2006	31 March 2007	31 December 2006
	(unaudited)		(unaudited)
	(in thousands of EUR)		(in thousands of EUR)

Accrued Expenses and Deferred Income	—	—	116	118
Reserves	—	—	36	20
Provisions	12	23	—	—
Other Non - Current liabilities	—	12	—	—
Property, plant and equipment	40	43	—	—
	52	78	152	138
Net Deferred Tax Liabilities			100	60

Deferred tax assets and liabilities are determined by the legal entities of the Group. Deferred tax is calculated at the Hungarian statutory tax rate of Hungary of 16% and in specific cases with additional 4% of solidarity tax for INVITEL and Euroweb Hungary and at the statutory tax rate of Romania of 16% in the case of Euroweb Romania.

Deferred tax assets are recognized for tax loss carry forwards only to the extent that realization of the related tax benefit is probable. The Group has tax loss carry forwards in the amount of EUR 33,601 thousand at 31 March 2007. Tax loss carry forwards of EUR 936 thousand will expire in 2007 and EUR 20,348 thousand will expire in 2008. Of the tax loss carry forwards EUR 12,317 thousand is not subject to any statutory expiry limitations. Tax losses expiring in 2007 have not been provided for as deferred tax assets.

It is considered that the reduction in the cost base of the Group realized to date and the tax planning opportunities available to the companies, make it probable that sufficient future taxable profits will be available against which the tax loss carry forwards can be utilized.

Reconciliation of effective tax rate is as follows:

	For the three months ended 31 March
	2007	2006
	(unaudited)
	(in thousands of EUR)
		As Restated
		(Note 2.2.1)

Net profit / (loss) before tax	6 228	(10 412)

Income tax using the parent company corporate tax rate	(1 424)	3 478
Solidarity tax paid	(298)	—
Effect of tax rates in foreign jurisdictions	715	(1 659)
Local business tax	(645)	(627)
Tax on non-taxable income and non-deductible expenses	110	(63)
Tax losses and timing differences for which no deferred tax is recognized	(546)	(122)
Tass loss not previously recognized	(2)	122
Under /(over) provided in prior years	(61)	127

Income Tax (Expense) / Benefit	(2 151)	1 256

24.                               Related Party Transactions

Related parties at 31 March 2007 include the Group’s subsidiaries, as well as Invitel Holdings, Matel Holdings, EEIF, GMT and key management personnel of the Group.

There were no related party transactions between the Group and related parties during the periods presented, other than disclosed earlier in these notes or described below.

EEIF and GMT provide management and consultancy services to the Group and charged EUR 137 thousand and EUR 132 thousand during the period ended 31 March 2007 and 2006 respectively for such services. Matel had EUR 128 thousand and EUR 73 thousand payable to EEIF and GMT at 31 March 2007 and 31 December 2006, respectively.

Matel Holdings charged to the Group the cost of the 2004 refinancing in the amount of EUR 617 thousand (see Note 15). The outstanding payable balance relating to these charges was EUR 624 thousand and EUR 620 thousand at 31 March 2007 and 31 December 2006, respectively.

Matel has incurred interest expense on Related Party Subordinated Loans in the amount of EUR 436 thousand and EUR 398 thousand for the period ended 31 March 2007 and 2006, respectively. The interest is payable to Matel Holdings and is capitalized onto the outstanding loan balance on an annual basis.

Salaries and other short-term employee benefits paid to key management personnel amounted to EUR 485 thousand and EUR 457 thousand for the period ended 31 March 2007 and 2006, respectively.

There have been no share based compensation, termination benefits, post-employment benefits or other long-term benefits paid to key management personnel during the periods ended 31 March 2007 and 2006. There have been no loans or guarantees provided to key management personnel during the periods ended 31 March 2007 and 2006.

25.                               Segment Reporting

Transfers between segments of the Group are measured at fair value. The following table presents a summary of operating results of the Group by business segment for the period ended 31 March 2007 and 2006:

For the three months ended 31 March
	2007	2006
(unaudited)
(in thousands of EUR)
Revenue
Mass Market Voice	18 005	20 305
Mass Market Internet	7 466	5 875
Business	15 660	10 464
Wholesale	8 328	6 484
Inter-segment elimination	(189)	—
Total revenue	49 270	43 128

Cost of Sales
Mass Market Voice	(3 220)	(3 229)
Mass Market Internet	(1 507)	(898)
Business	(4 783)	(2 647)
Wholesale	(5 920)	(4 527)
Inter-segment elimination	134	—
Total cost of sales	(15 296)	(11 301)

Gross margin
Mass Market Voice	14 785	17 076
Mass Market Internet	5 959	4 977
Business	10 877	7 817
Wholesale	2 408	1 957
Inter-segment elimination	(55)	—
Total gross margin	33 974	31 827

Depreciation and amortization
Mass Market Voice	(6 216)	(5 852)
Mass Market Internet	(681)	(637)
Business	(2 026)	(1 783)
Wholesale	(181)	(162)
Total segment depreciation	(9 104)	(8 434)
Unallocated depreciation	(1 003)	(783)
Total depreciation and amortization	(10 107)	(9 217)

Impairment loss
Mass Market Voice	—	—
Mass Market Internet	(64)	—
Business	—	—
Wholesale	—	—
Total impairment loss	(64)	—

Capital expenditure
Mass Market Voice	2 016	1 882
Mass Market Internet	2 185	2 425
Business	2 397	1 936
Wholesale	1 059	203
Total capital expenditure	7 657	6 446

The following table presents a summary of the assets and liabilities of the Group by business segment at 31 March 2007 and 31 December 2006:

	At 31 March	At 31 December
	2007	2006
(unaudited)
(in thousands of EUR)
Assets
Mass Market Voice	202 092	201 638
Mass Market Internet	24 349	23 642
Business	71 042	72 841
Wholesale	9 074	8 470
Inter-segment elimination	(884)	(496)
Total segment assets	305 673	306 095
Unallocated assets	36 223	42 145
Total assets	341 896	348 240

Liabilities
Mass Market Voice	11 858	15 368
Mass Market Internet	4 901	4 957
Business	10 842	13 490
Wholesale	5 601	6 104
Inter-segment elimination	(476)	(496)
Total segment liabilities	32 726	39 423
Unallocated liabilities	272 418	277 592
Total liabilities	305 144	317 015

The following table presents a summary of operating results of the Group by geographical segment for the period ended 31 March 2007 and 2006:

	For the three months ended 31 March
	2007	2006
	(unaudited)
	(in thousands of EUR)
Revenue
Hungary	46 949	43 128
Romania	2 510	—
Inter-segment elimination	(189)	—
Total revenue	49 270	43 128

Cost of Sales
Hungary	(14 407)	(11 301)
Romania	(1 023)	—
Inter-segment elimination	134	—
Total cost of sales	(15 296)	(11 301)

Gross margin
Hungary	32 542	31 827
Romania	1 487	—
Inter-segment elimination	(55)	—
Total gross margin	33 974	31 827

Depreciation and amortization
Hungary	(8 931)	(8 434)
Romania	(173)	—
Total segment depreciation	(9 104)	(8 434)
Unallocated depreciation	(1 003)	(783)
Total depreciation and amortization	(10 107)	(9 217)

Impairment loss
Hungary	(64)	—
Romania	—	—
Total impairment loss	(64)	—

Capital expenditure
Hungary	7 487	6 446
Romania	170	—
Total capital expenditure	7 657	6 446

The following table presents a summary of the assets and liabilities of the Group by geographical segment at 31 March 2007 and 31 December 2006:

	At 31 March	At 31 December
	2007	2006
(unaudited)
(in thousands of EUR)

Assets
Hungary	298 659	299 594
Romania	7 898	6 997
Inter-segment elimination	(884)	(496)
Total segment assets	305 673	306 095
Unallocated assets	36 223	42 145
Total assets	341 896	348 240

Liabilities
Hungary	30 860	37 444
Romania	2 342	2 475
Inter-segment elimination	(476)	(496)
Total segment liabilities	32 726	39 423
Unallocated liabilities	272 418	277 592
Total liabilities	305 144	317 015

26.                               Expenses by function

The following table presents a summary of expenses by function of the Group for the period ended 31 March 2007 and 2006:

	For the three months ended 31 March
	2007		2006
	(unaudited)
	(in thousands of EUR)
Revenue		49 270		43 128
Cost of sales		(15 296)		(11 301)
Gross margin		33 974		31 827

Depreciation	(9 104)		(8 434)
Personnel expenses	(1 555)		(1 297)
Headcount related costs	(278)		(239)
Network operating expenses	(3 500)		(2 974)
Distribution costs		(14 437)		(12 944)

Depreciation	(1 003)		(783)
Bad debt expenses	(66)		(328)
Collection costs	(406)		(352)
Legal and audit fees	(69)		(36)
Consultant expenses	(69)		(76)
Adverstising and marketing costs	(555)		(660)
Personnel expenses	(4 146)		(3 433)
Headcount related costs	(1 400)		(1 457)
IT costs	(1 056)		(963)
Cost of reorganization	(162)		(184)
Due diligence expense	(112)		(297)
Capitalised costs	466		600
Administrative expenses		(8 578)		(7 969)

Management fee	(137)		(131)
Local operating and other taxes	(400)		(380)
Other costs, net	(188)		36
Other expenses		(725)		(475)
Profit from operations		10 234		10 439

27.                               Subsequent Events

On 20 April 2007 HTCC received the necessary approvals from the Hungarian Competition Office and the Romanian regulatory authorities relating to the acquisition of 100% of the shares in Matel Holdings.

Floating Rate Senior Notes

On 27 April 2007, HTCC Holdco II B.V. (“HTCC Holdco II”), a 100% subsidiary of HTCC issued Floating Rate Senior Notes (the “2007 Notes”), in the aggregate principal amount of EUR 200 million (the “Offering”).

The gross proceeds from the Offering were loaned partly to PanTel and Hungarotel (subsidiaries of HTCC) in order to refinance indebtedness of such subsidiaries (the “Proceeds Loans”) and were partly used to finance the Acquisition.

On 27 April 2007 HTCC completed the acquisition of Matel Holdings, whereby HTCC Holco I, a 100% subsidiary of HTCC and the 100% owner of HTCC Holdco II acquired all of the outstanding shares of Matel Holdings, Matel’s 100% parent company (the “Acquisition”). Concurrently with the consummation of the Acquisition, HTCC Holdco II transfered to Matel substantially all of its assets, consisting of equity interests in Hungarotel, PanTel and PanTel Technocom and inter-company loans. In consideration for the transfer of such assets by HTCC Holdco II to Matel, Matel assumed all of the indebtedness and other obligations of HTCC Holdco II under the 2007 Notes.

The issue was at face value and resulted in cash proceeds of EUR 200 million. The cost of issuance of EUR 21 million will be deferred over the term of the 2007 Notes and will be recognised in the income statement using the effective interest rate method.

Application has been made to list the 2007 Notes to the Official List of the Luxembourg Stock Exchange and to trade the Notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange.

The 2007 Notes bear a variable interest charge of EURIBOR plus 3.0%. Interest on the 2007 Notes will accrue from the date of issuance and will be payable quarterly in arrears on 1 February, 1 May, 1 August and 1 November of each year, beginning on 1 August 2007. The final maturity of the 2007 Notes is on 1 February 2013.

Redemption option

At the option of Matel, it may redeem some or all of the 2007 Notes on or after 15 August 2008 at the redemption prices as follows, plus accrued and unpaid interest:

Year	Redemption price
2008	100.00%
2009	102.00%
2010	101.00%
2011 and thereafter	100.00%

At any time prior to 15 August 2008, Matel may redeem some or all of the 2007 Notes at a redemption price equal to 100% of their principal amount plus an “Applicable Redemption Premium”, together with accrued and unpaid interest up to the redemption date. The Applicable Redemption Premium means, with respect to any 2007 Note on any redemption date, the greater of: a) 1% of the then outstanding principal amount of the 2007 Notes and b) the excess of (i) the present value at such redemption date of (x) the redemption price of such 2007 Note at 15 August 2008 (assuming that the interest rate per annum on the 2007 Note applicable on the date on which the notice of redemption was given was in effect for the entire period) during the period between the redemption date and 15 August 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over (ii) the then outstanding principal amount of the 2007 Notes.

Matel is not required to make any mandatory redemption with respect to the 2007 Notes. However, under certain circumstances, Matel may be required to offer to purchase the 2007 Notes, such as change of control or in the event of certain asset sales. In the event of change of control, Matel must make an offer to purchase the 2007 Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of such purchase.

Covenants

In accordance with the 2007 Notes Indenture Matel will limited, among other things, in: (i) incurring additional indebtedness and issuing preferred shares, (ii) making investments and certain other restricted payments, (iii) issue or selling shares in its subsidiaries, (iv) transfering or selling assets and entering into sale and leaseback transactions.

Limitation on debt

Matel and any of its subsidiaries will only be permitted to incur additional debt if (i) after giving effect of the incurrence of such debt and the application of the proceeds thereof, on a pro-forma basis, no default or event of default would occur or be continuing and (ii) the Consolidated Leverage Ratio for Matel would be less than 5.0 to 1.0. The “Consolidated Leverage Ratio” is defined as the outstanding debt of Matel on a consolidated basis to the pro forma EBITDA for the period of the most recent four consecutive fiscal quarters.

Covenants on distribution

The aggregate amount of all restricted payments, including dividends or any other any other distributions, principal and interest payments of the Related Party Subordinated Loan prior to any scheduled payment or maturity date, shall not exceed 50% of Matel’s consolidated adjusted net income on a cumulative basis during the period beginning on 1 January 2006 and ending on the last day of the last fiscal quarter ending prior to the date of such proposed payment.

In accordance with the 2007 Notes Indenture the aggregate amount of any other restricted payments shall not exceed EUR 20 million.

Guarantee and security

The obligations of Matel under the 2007 Notes are guaranteed on a senior subordinated basis by INVITEL, Hungarotel, PanTel, PanTel Technocom, Euroweb Hungary, Euroweb Romania and V-Holding.

A security deposit has been established in favour of the 2007 Note holders over the shares of Matel, the shares of Matel, held directly or indirectly in INVITEL and V-Holding, Euroweb Hungary, Euroweb Romania, Hungarotel, PanTel and PanTel Technocom.  The 2007 Notes are also secured by the Proceeds Loans and the Related Party Subordinated Loan between Matel and INVITEL dated 6 August 2004.

PIK Notes

On 27 April 2007, in connection with the closing of the Acquisition, HTCC Holdco I entered into a supplemental bond indenture with Invitel Holdings as issuer and the Bank of New York as trustee relating to the PIK Notes (the “PIK Indenture”). Pursuant to the PIK Indenture, HTCC Holdco I replaced Invitel Holdings as the issuer of the PIK Notes and assumed all of the rights and obligations of the issuer.

HTCC Holdco I’s obligations under the PIK Notes are general unsubordinated obligations of HTCC Holdco I and are secured by a first priority lien over the shares of Matel Holdings and effectively subordinated to all existing and future debt of HTCC Holdco I’s subsidiaries. In the event of change in control, HTCC Holdco I must make an offer to purchase the PIK Notes at a purchase price equal to 101% of the principal amount thereof. HTCC Holdco I is also required to make an offer to purchase the PIK Notes with the excess proceeds following certain asset sales at a purchase price equal to 101% of the principal amount thereof.

The PIK Indenture contains covenants restricting HTCC Holdco I’s ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) enter into sales and leaseback transactions, (vi) issue or sell shares of HTCC Holdco I’s restricted subsidiaries, (vii) merge, consolidate or combine with other entities, (viii) designate restricted subsidiaries as unrestricted subsidiaries, (ix) engage in unrelated business activities and (x) impair any security interests.

The PIK Indenture also contains customary events of default, inlcuding, among other things, non-payment of the principal, interest or premium, if any, on any PIK Notes, certain failures to comply with any of the covenants in the PIK Indenture, certain defaults under other indebtedness, failure to pay certan indebtedness or judgements, bankruptcy or insolvency events and invalidity of any security document or security interest.

Secured Bank Facility Loan

On 27 April 2007, in connection with the closing of the Acquisition, an amendment was made to the Facilities Agreement between Matel, INVITEL as borrower, certain Group companies as original guarantors, BNP Paribas and Credit Suisse First Boston International as arrangers, certain banks and financial institutions as original lenders, BNP Paribas as agents and BNP Paribas Trust Corporation UK Limited as security trustee. The Amended Facilties Agreement provides facilities of up to EUR 145 million, comprised of (i) an euro amortizing Term Loan of EUR 96.9 million, (ii) a Hungarian Forint amortizing Term Loan of HUF 4 628 million (approximately EUR 18 million), (iii) a Revolving Facility of EUR 4.2 million and HUF 200 million (approximately EUR 800 thousand), and (iv) an euro Liquidity Facility of EUR 25 million. Neither the Revolving Facility in item (iii) nor the Liquidity Facility in item (iv) were drawn down in connection with the the Acquisition.

Interest

Advances under the Amended Facilities Agreement bear interest for each interest period at annual rates equal to EURIBOR or BUBOR plus an applicable margin. The applicable margin is set based on the ratio of INVITEL’s senior debt to EBITDA, based on its most recently delivered monthly management accounts. Under the Amended Facilities Agreement, INVITEL is obliged to pay customary fees to the lenders, including an up-front fee and a committment fee in relation to available and undrawn committments under the revolving facility.

Guarantees

The obligations of INVITEL under the Amended Facilities Agreement are guaranteed on a senior basis by Matel, V-Holding, Euroweb Hungary, Euroweb Romania, Hungarotel, PanTel and PanTel Technocom. Additionally, INVITEL’s obligations under the Amended Facilities Agreement are secured, subject to Hungarian, Dutch, Dutch Antilles and Romanian law, by (i) a first ranking pledge of all the share capital of the obligors, (ii) assignments of intercompany loans and any relevant cross quarantees of the obligors from time to time, (iii) a pledge of accounts by the obligors, and (iv) floating charges over all assets. Such security interests also secure, on a pari passu basis, all hedging obligations with respect to the Amended Facilities Agreement, the 2007 Notes and the High Yiled Bonds.

Covenants

The Amended Facilities Agreement requires the obligors to maintain specified consolidated financial ratios, such as leverage ratios (total senior debt to EBITDA and total debt to EBITDA), an interest coverage ratio (EBITDA to total debt interest charges) and a fixed charge coverage ratio (EBITDA minus cash taxes to total debt charges).

Additionally, the Amended Facilities Agreement contains certain negavite covenants that restrict the obligors and certain of their affiliated entities from, among other things, (i) creating or permitting to subsist any security interest over any part of its assets, (ii) merging or consolidating with or into any other person, (iii) selling, transfering, leasing, lending or otherwise disposing of any assets, (iv) incurring or permitting to be outstanding any financial indebtedness (including guarantees), (v) reducing capital or purchasing any class of their respective shares, (vi) making any investment, (vii) entering into any derivative instruments, (viii) changing the nature of their respective business or amending their respective constitutive documents, (ix) entering into any agreement or arrangement other than on an arm’s-length basis, (x) paying dividends or making any repayment, prepayment or redemption of principal under any subordinated finance documents except the issuance of the 2007 Notes or in exchange for equity of an obligor, (xi) changing the ownership structure of the Group, and (xii) maintaining any bank account that has credit balance with any person that is not a lender under the Amended Facilities Agreement.

Under the terms of the Amended Facilities Agreement, the obligors and certain of their affiliated entities are required to observe certain affirmative undertakings, including, but not limited to, undertakings relating to (i) maintenance of relevant consents, authorizations and licenses, (ii) conduct of business, (iii) periodic financial statements, management accounts and reports, (iv) auditors information, (v) insurance and inspection, (vi) notification of environmental claims and expenditures, (vii) compliance with laws, (viii) taxes, and (ix) maintenance of a cost capitalization policy and an interest rate hedging policy.

Repayment

The Term Loans matures on 30 June 2011 and the Revolving Facility and Liquidity Facility mature on 30 June 2010. No amount repaid or prepaid in relation to the Term Loans may be redrawn.

The Term Loans are amortizing term loans. The outstanding amounts under these Term Loans will be required to be repaid in the installments and the dates as follows:

Date	Repayment Installment
30 June 2007	3.50%
30 September 2007	3.50%
31 December 2007	3.50%
31 March 2008	4.00%
30 June 2008	4.00%
30 September 2008	4.00%
31 December 2008	4.25%
31 March 2009	4.50%
30 June 2009	4.50%
30 September 2009	4.50%
31 December 2009	4.50%
31 March 2010	5.00%
30 June 2010	5.00%
30 September 2010	5.00%
31 December 2010	5.00%
31 March 2011	5.50%
30 June 2011	5.50%

The Revolving Facility and the Liquidity Facility are each repayable in an amount equal to 100% of the principal amount outstanding on 29 June and 30 December of each calendar year until the maturity date of 30 June 2010.

Subject to certain exceptions, all loans under the Amended Facilities Agreement will be required to be prepaid upon the occurrence of certain change of control events. Voluntary prepayments and cancellations are permitted.

Events of default

The Amended Facilities Agreement contain certain events of default customary for senior debt financings as well as an event of default related to Matel Holdings engaging in non-holding company-related activities, the occurrence of which would preclude further borrowings under the Revolving Facility and permit the lenders to accelerate all outstanding loans and terminate their commitments inder the Amended Facilities Agreement.

Intercreditor agreement

In order to reflect the new obligations under the 2007 Notes and hedging obligations and to establish the relative rights of certain of its creditors under the new financing arrangements described above, Hungarotel, PanTel and PanTel Technocom joined the Intercreditor Agreement with, among others, the lenders under the Amended Facilities Agreement, certain hedging counterparties, the security trustee, the trustee for the holders of the 2007 Notes and the trustee for the High Yield Bonds. The Intercreditor Agreement provides that if there is inconsistency between the provisions of the Intercreditor Agreement (regarding subordination, turnover, ranking and amendments only), and certain documents, including the Indenture governing the 2007 Notes, the Intercreditor Agreement will prevail.